As filed with the Securities and Exchange Commission on November 30, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

SIRVA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	4213	52-2070058
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

700 Oakmont Lane
Westmont, Illinois 60559
(630) 570-3000
(Address, including ZIP code, and telephone number, including area code, of Registrant’s principal executive offices)

Eryk J. Spytek
SIRVA, Inc.
Senior Vice President, General Counsel and Secretary
700 Oakmont Lane
Westmont, Illinois 60559
(630) 570-3000
(Name, address, including ZIP code, and telephone
number, including area code, of Registrant’s agent for service)

Copy to:

R. Cabell Morris, Jr., Esq.	Christopher G. Karras, Esq.
Winston & Strawn LLP	Dechert LLP
35 West Wacker Drive	Cira Centre
Chicago, Illinois 60601	2929 Arch Street
(312) 558-5600	Philadelphia, Pennsylvania 19104
(215) 994-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
8.0% Convertible Perpetual Preferred Stock, $.01 par value	75,000 shares		$1,000	(2)	$75,000,000	(2)	$2,302.50
Common Stock, $.01 par value	1,794,829 shares		$0.155	(3)	$278,198	(3)	$8.54
Common Stock, $.01 par value (4)	25,000,000 shares		N/A		N/A		N/A
Common Stock, $.01 par value	$20,250,000	(5)	N/A		$20,250,000	(5)	$621.68
Total					$95,528,198		$2,932.72

(1) This registration statement registers 75,000 shares of 8.0% Convertible Perpetual Preferred Stock, as well as the common stock issuable upon conversion thereof, for resale by certain selling stockholders. The 8.0% Convertible Perpetual Preferred Stock is convertible into 25,000,000 shares of the registrant’s common stock based on an initial conversion value of $3.00 per share. In addition, this registration statement registers for resale by the selling stockholders 1,794,829 shares of common stock that were issued to the selling stockholders as interest payment on the registrant’s convertible notes prior to their conversion into the 8.0% Convertible Perpetual Preferred Stock, as well as up to $20,250,000 in shares of common stock that may be issued at the registrant's option in respect of accreted but unpaid dividends on the 8.0% Convertible Perpetual Preferred Stock, based on a conversion value equal to the lesser of $2.00 per share or the fair market value per share at the time of issuance. Pursuant to Rule 416 under the Securities Act of 1933, the number of shares to be registered includes an indeterminate number of additional shares of common stock issuable upon conversion of the preferred stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The proposed offering price for the 8.0% Convertible Perpetual Preferred Stock is estimated, solely for purposes of calculating the registration fee, based upon the purchase price paid for such 8.0% Convertible Perpetual Preferred Stock  by the selling stockholders. No additional consideration will be received for the shares of common stock issuable upon conversion of the 8.0% Convertible Perpetual Preferred Stock and, therefore, no additional registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933.

(3)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) of the Securities Act of 1933, based on the average of the high and low prices of common stock on November 28, 2007, as quoted on the Pink Sheets, published by Pink Sheets, LLC.

(4) No additional consideration will be received upon the issuance of the 25,000,000 common shares upon conversion of the 8% Convertible Perpetual Preferred Stock and, therefore, no registration fee payment is required pursuant to Rule 457(i).

(5)  Amount registered represents an indeterminate number of shares of common stock that may be issued at the Company’s option in respect of unpaid dividends on the 8.0% Convertible Perpetual Preferred Stock assuming the maximum dollar amount of dividends that could be paid on such 8.0% Convertible Perpetual Preferred Stock over the three-year period of this registration statement. The number of shares issuable in payment of accreted but unpaid dividends is indeterminable at this time because such amount is based on a conversion value equal to the lesser of $2.00 per share or the fair market value per share, which is not fixed until the date of issuance, if any. Utilizing an assumed conversion price of $0.15 per share, representing the last sale price of common stock on November 28, 2007, as quoted on the Pink Sheets, published by Pink Sheets, LLC, the registrant could issue up to 135,000,000 additional shares of its common stock in lieu of paying cash dividends upon the preferred stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 30, 2007

PRELIMINARY PROSPECTUS

75,000 Shares of 8.0% Convertible Perpetual Preferred Stock,

1,794,829 Shares of Common Stock,

25,000,000 Shares of Common Stock Issuable Upon Conversion of the

8.0% Convertible Perpetual Preferred Stock,

Up to $20,250,000 in Shares of Common Stock that May Be Issued in Respect of Unpaid Dividends on 8.0% Convertible Perpetual Preferred Stock

This prospectus relates to the resale, from time to time, of up to 75,000 shares of our 8.0% Convertible Perpetual Preferred Stock, par value $.01 per share, 1,794,829 shares of our common stock, par value $.01 per share, and 25,000,000 shares of our common stock issuable upon conversion of the convertible preferred stock, and up to $20,250,000 in shares of our common stock that may be issued at our option in respect of accreted but unpaid dividends on the convertible preferred stock, in each case by the selling stockholders identified in the section entitled “Selling Stockholders” beginning on page 33. We will not receive any proceeds from the sale of the shares being sold by the selling stockholders.

The selling stockholders may offer and sell any of the shares of convertible preferred stock and common stock from time to time at fixed prices, market prices or negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” in this prospectus.

Our common stock is quoted on the Pink Sheets under the symbol “SIRV.PK.”  The last reported sale price of our common stock as quoted on the Pink Sheets on November 28, 2007 was $0.15 per share. There is no public market for our convertible preferred stock, and we do not intend to list the convertible preferred stock on any national securities exchange or automated quotation system.

Investing in the convertible preferred stock or common stock involves significant risks. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of the convertible preferred stock or common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2007.

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Neither we nor the selling stockholders have authorized any dealer, salesperson or any other person to provide you with additional information or information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the securities referred to in this prospectus in any jurisdiction whether the offer or sale is not permitted. The information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any other offering material is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of convertible preferred stock or common stock.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of our company and this offering, we encourage you to read this entire prospectus and the documents incorporated by reference herein, including our consolidated financial statements incorporated by reference in this prospectus. You should also carefully consider the matters discussed under “Risk Factors.” Unless otherwise stated or the context otherwise requires, the terms “SIRVA,” “we,” “our” and “us” and similar terms refer to SIRVA, Inc. and all of its subsidiaries, including North American Van Lines, Inc., Allied Van Lines, Inc. and Global Van Lines, Inc.

Our Business

We are a leader in the global relocation industry, providing our relocation solutions (relocation services and moving services) to a well-established and diverse customer base, including more than 12,000 corporate clients and governmental agencies, as well as thousands of individual consumers around the world. Our goal is to provide our customers with comprehensive, customizable relocation solutions that improve their employee’s relocation experience, streamline employee transfer administration, reduce real estate market risk and lower relocation costs. Our services include transferee counseling, home purchase programs, real estate broker and agent referrals to assist transferees with home sales and purchases, mortgage originations, expense management, movement of household goods, global program management and the provision of destination “settling in” services. We globally market and deliver these services under the SIRVA® Relocation brand, as well as a variety of household goods moving brands worldwide.

We provide relocation services through our operating centers located in the United States, Asia, continental Europe, the United Kingdom, Australia and New Zealand. In each location, our customer service and account management teams regularly interact with our corporate clients and their transferring employees to meet their global relocation needs. Our corporate relocations originate primarily in the United States, Japan, and the United Kingdom.

We also are a world leader in moving household goods. We operate in more than 40 countries under well-recognized brand names, including Allied®, northAmerican®, and Global® in North America; Pickfords, Hoults and Allied Pickfords in the United Kingdom; and Allied Pickfords in the Asia Pacific region. We provide moving services for corporate, military/government and consumer clients through our worldwide proprietary agent network. In North America, we provide moving services through our branded network of over 600 agents who own the trucks and trailers used in moves and are responsible for the packing, hauling, storage and distribution of household goods. We act as a network manager for our agents and provide, among other services, brand management, sales and marketing support, interstate dispatch and planning, billing, collection and claims handling. Outside North America, we provide moving services through a network of Company-operated, agent-owned and licensed locations in Europe and the Asia Pacific region.

We are impacting the global relocation market by combining our relocation service offerings with our proprietary moving services network on a global basis. We provide relocation and moving services through a team of more than 4,600 employees worldwide as of August 1, 2007, operating within four reportable segments—Global Relocation Services, Moving Services North America, Moving Services Europe and Asia Pacific, and Corporate.

We were incorporated in 1997 under the laws of the state of Delaware. Our principal executive offices are located at 700 Oakmont Lane, Westmont, Illinois 60559, and our telephone number at that address is (630) 570-3000. Our website is located at www.sirva.com. The information on our website is not part of this prospectus.

Description of the Transaction

On September 29, 2006, we sold $75.0 million aggregate principal amount of our 10.0% convertible notes due 2011, pursuant to the terms of a securities purchase agreement, dated as of September 25, 2006, among us, ValueAct Capital Master Fund, L.P., or ValueAct Capital, and MLF Offshore Portfolio Company, L.P., or MLF Offshore. Pursuant to the terms of the purchase agreement, we also sold to ValueAct Capital one share of our series A preferred stock. Both ValueAct Capital and MLF Offshore were and are current stockholders of SIRVA and are two of the selling stockholders pursuant to this prospectus. The transaction was effected in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933, or the Securities Act. After considering various financing alternatives, we determined that the issuance of the “mezzanine” capital represented by the convertible notes and convertible perpetual preferred stock was in the best interests of our company. We used the proceeds from the sale of the convertible notes and series A preferred stock to repay existing debt under our credit facility and for general corporate purposes.

On June 27, 2007, we, ValueAct Capital and MLF Offshore amended the terms of the convertible notes. Under the amended notes, interest accrued on the unpaid principal at a rate of 12% per annum, beginning on June 1, 2007, payable in the form of our common stock. The notes were convertible into 75,000 shares of our 8.0% convertible perpetual preferred stock, or convertible preferred stock, upon stockholder approval of the conversion of the notes and related issuance of the convertible preferred stock. On June 27, 2007, we also amended the terms of the convertible preferred stock to reduce the initial conversion price applicable to the accretion amount in respect of unpaid dividends from $3.00 per share to the lesser of (a) $2.00 per share or (b) fair market value per share. The initial conversion price applicable to the aggregate $75 million stated amount of convertible preferred stock remains at $3.00 per share. Pursuant to the terms of the purchase agreement and the rules of the New York Stock Exchange, or the NYSE, we were required to seek such stockholder approval prior to issuance of the convertible preferred stock. Accordingly, we requested stockholder approval of the conversion of the notes and related issuance of the convertible preferred stock at our 2007 annual meeting of stockholders, which was held on August 23, 2007. In addition, we requested stockholder approval of the related issuance of all shares of our common stock underlying the notes and the convertible preferred stock. On August 23, 2007, our stockholders approved the transaction, and the notes automatically converted into 75,000 shares of our convertible preferred stock. In addition, we issued to the selling stockholders an aggregate of 1,794,829 shares of our common stock as interest payments on the notes.

This prospectus covers the shares of convertible preferred stock, the shares of common stock issuable to the selling stockholders upon conversion of the convertible preferred stock, the shares of common stock issued to the selling stockholders as interest payments on the registrant’s convertible notes and the shares of common stock that may be issued in respect of accrued and unpaid dividends on the convertible preferred stock.

The Offering

Preferred stock offered by the selling stockholders	Up to 75,000 shares of 8.0% Convertible Perpetual Preferred Stock.

Common stock offered by the selling stockholders

1,794,829 shares of common stock previously issued to the selling stockholders, 25,000,000 shares of common stock issuable upon conversion of the convertible preferred stock, and up to $20,250,000 in shares of common stock that may be issued at our option in respect of accreted but unpaid dividends on the convertible preferred stock, based on a conversion value equal to the lesser of $2.00 per share or the fair market value per share at the time of issuance.  Utilizing an assumed conversion price of $0.15 per share, representing the last sale price of our common stock on November 28, 2007, as quoted on the Pink Sheets, we could issue up to 135,000,000 additional shares of its common stock in lieu of paying cash dividends upon the preferred stock.

Terms of the convertible preferred stock

Ranking	With respect to dividend rights and rights upon liquidation, winding up or dissolution, the convertible preferred stock ranks: • senior to our common stock and each other class or series of capital stock, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution;

•     on a parity with any class or series of capital stock, the terms of which expressly provide that such class or series will rank on a parity with the convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution;

•     junior to each class or series of capital stock, the terms of which expressly provide that such class or series will rank senior to the convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution; and

•     junior to all our existing and future debt obligations and other liabilities, including claims of trade creditors.

Dividends

Holders of convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefore, quarterly cash dividends at the rate of 8.00% per annum per share on the liquidation preference. If we are unable to pay dividends on the convertible preferred stock on a dividend payment date, the liquidation preference of the shares will be increased by the accretion amount in respect of the unpaid dividends. The liquidation preference of the shares of convertible preferred stock will be decreased to the extent we make any payments on previously accreted dividends. The accretion amount in respect of unpaid dividends will be convertible into shares of our common stock at a conversion value equal to the lesser of (a) $2.00 per share or (b) the fair market value per share, in each case rounding down to the next whole share amount.

In addition, if (1) we fail to comply with our obligations under the registration rights agreement, dated as of September 29, 2006, as amended by amendment no. 1 on June 27, 2007, which we refer to as the “Registration Rights Agreement,” with the selling stockholders, (2) our common stock ceases to be listed on a national securities exchange in the United States or (3) we fail to file any annual or quarterly reports with the Securities and Exchange Commission, or the SEC, within 15 days after the time periods prescribed under the Securities Exchange Act of 1934, or the Exchange Act, or the related rules and regulations under the Exchange Act, including any applicable extensions (each, an "Event of Default"), the dividend rate or accretion rate applicable to the convertible preferred stock may be increased by .50% per annum per Event of Default. The additional dividends will cease upon the termination of the applicable Event of Default. The NYSE suspended trading in our common stock prior to opening on November 26, 2007. As a result, we currently are incurring a .50% increased dividend rate. In addition, because we filed the registration statement of which this prospectus is a part 53 days after the filing deadline as set forth in the Registration Rights Agreement, we have incurred an additional .50% increased dividend rate during such period for a total dividend rate of 9.0% per annum during such period.

Conversion	Each share of convertible preferred stock is convertible, at the option of the holder, into a number of shares of common stock equal to $1,000 divided by the conversion price. The initial conversion price is $3.00 and is subject to customary anti-dilution adjustments, including for stock dividends and stock splits, certain asset distributions, certain corporate transactions and subsequent equity sales. See “Description of Convertible Preferred Stock — Conversion.” In addition, upon conversion, the number of shares of common stock to be issued to the holder may be increased in respect of accreted and unpaid dividends. See “— Dividends” above.

Forced conversion

At any time on or after September 25, 2008, we may cause the convertible preferred stock to be automatically converted into shares of common stock at the then-effective conversion price if (1) there is an effective registration statement covering the resale of all shares of common stock issuable upon such conversion and (2) the closing sale price of the common stock equals or exceeds 200% of the conversion price for at least 20 trading days in any consecutive 30 trading-day period, including the last trading day of that period, ending on the trading day prior to our issuance of a press release announcing our right to force conversion. At any time on or after September 25, 2009, the conversion premium will be 250%.

Repurchase upon a fundamental change

If we undergo a fundamental change, each holder of shares of convertible preferred stock will have the right to require us to repurchase any or all of its shares with cash at a purchase price equal to 100% of the liquidation preference, plus any accrued and unpaid dividends to the date of repurchase. Holders of convertible preferred stock will not have the right to require us to repurchase shares of convertible preferred stock upon a fundamental change unless such purchase complies with our credit facilities, our debt indentures and our other debt instruments.

Liquidation preference

Upon our voluntary or involuntary dissolution, liquidation or winding up, and in the case of certain fundamental corporate transactions, holders of the convertible preferred stock will be entitled to receive, prior and in preference to any distribution to the holders of common stock or any other junior securities, an amount equal to the aggregate liquidation preference attributable to shares of convertible preferred stock held by such holders, plus an amount equal to all accrued and unpaid dividends.

Voting rights

Holders of the convertible preferred stock are entitled to one vote for each share of common stock into which their preferred stock is convertible for all matters voted upon by the holders of common stock, other than the right to vote for the election of directors (except upon a dividend default as described below).

We are also required to obtain the consent of two-thirds interest of the holders of convertible preferred stock, voting separately as a class, in circumstances where the rights of such holders would be affected. See “Description of Convertible Preferred Stock — Voting Rights.”

In addition, if we do not (1) pay dividends in full on the convertible preferred stock for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, (2) repurchase shares of convertible preferred stock upon the occurrence of certain fundamental changes, or (3) issue common stock upon a holder’s election to convert its convertible preferred stock into common stock, then the number of directors constituting our board of directors will be increased by two and the holders of outstanding convertible preferred stock, voting separately as a class, will have the right to elect those additional directors to the board until such default has been cured.

Registration Rights Agreement

Under the Registration Rights Agreement, we were required to file the registration statement of which this prospectus is a part on or prior to October 8, 2007, and are required to use our reasonable best efforts to cause the registration statement of which this prospectus is a part to be declared effective by the SEC on or prior to February 5, 2008 and keep that registration statement effective until the earliest of: (a) the sale pursuant to Rule 144 under the Securities Act or the registration statement of all securities covered thereby; (b) solely with respect to persons who are not our affiliates, two years from the last date of original issuance of the convertible preferred stock, or August 23, 2009; and (c) the date on which the convertible preferred stock and any shares of common stock issued upon conversion thereof cease to be outstanding. The periods described in clauses (a), (b) and (c) in the prior sentence are collectively referred to in this prospectus at the “Shelf Registration Period.”

As discussed above, the dividend rate or accretion rate applicable to the convertible preferred stock will be increased by 0.50% per annum if (1) the registration statement of which this prospectus is a part has not been declared effective by the SEC by February 19, 2008, or (2) (A) after the registration statement is declared effective, it ceases to be effective prior to the end of the Shelf Registration Period or (B) the registration statement or the related prospectus ceases to be usable, in the case of both (A) and (B) in the aggregate, for more than 30 days in any three-month period or an aggregate of 120 days in any 12-month period, in connection with resales of the securities covered by the registration statement prior to the end of the Shelf Registration Period.

The registration statement of which this prospectus is a part is intended to comply with our obligations under the Registration Rights Agreement. Because we filed the registration statement of which this prospectus is a part 53 days after the filing deadline as set forth in the Registration Rights Agreement, we have incurred the increased dividend rate during such period.

Use of proceeds

All of the shares of convertible preferred stock and common stock offered hereby are being sold by the selling stockholders. We will not receive any proceeds from the sale of the shares pursuant to this prospectus.

Certain U.S. federal income tax considerations

The U.S. federal income tax consequences of purchasing, owning and disposing of the convertible preferred stock and common stock are described in “Certain U.S. Federal Income Tax Considerations.” Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the convertible preferred stock and common stock in light of their personal investment circumstances.

Market for the convertible preferred stock and the common stock

There is no public market for our convertible preferred stock, and we do not intend to list the preferred stock on any national securities exchange or automated quotation system. Shares of our common stock are quoted on the Pink Sheets under the symbol “SIRV.PK.”

For a more complete description of the terms of the convertible preferred stock and the common stock, see the sections entitled “Description of the Convertible Preferred Stock” and “Description of the Capital Stock” in this prospectus.

Risk Factors

An investment in our convertible preferred stock and our common stock involves significant risks, including the risks described in the section entitled “Risk Factors” beginning on page 7. You should carefully read and consider these risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to invest in our stock.

RISK FACTORS

An investment in our convertible preferred stock and common stock involves significant risks. You should carefully consider the risks described below, together with the other information contained in and incorporated by reference in this prospectus, including the information presented under “Risk Factors” in each of our annual report or Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the nine months ended September 30, 2007, before making a decision to invest in our stock. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also adversely affect us. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that case, the price of our stock could decline, and you may lose all or part of your investment.

Risks Related to the Convertible Preferred Stock and Common Stock

The convertible preferred stock ranks junior to all of our liabilities.

The convertible preferred stock ranks junior to all of our liabilities. In the event of our bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the convertible preferred stock only after all our indebtedness and other liabilities have been paid. In addition, the convertible preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and any capital stock of our subsidiaries held by others. The rights of holders of the convertible preferred stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary’s creditors and any other equity holders. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the convertible preferred stock then outstanding. In addition, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the convertible preferred stock.

We may not be able to pay the purchase price of the convertible preferred stock in cash upon a fundamental change.

In the event of a fundamental change you will have the right to require us to purchase with cash all your shares of convertible preferred stock. However, we may not have sufficient cash to purchase your shares of convertible preferred stock upon a fundamental change or may be otherwise unable to pay the purchase price in cash.

In addition, holders of shares of convertible preferred stock will not have the right to require us to repurchase shares of convertible preferred stock upon a fundamental change unless such purchase complies with our credit facilities, our debt indentures and our other debt instruments. The terms of our existing credit facilities, debt indentures and other debt instruments currently contain applicable limitations on our ability to pay the purchase price of the convertible preferred stock in cash. These agreements also contain restrictions that could limit our ability to pay dividends on the shares of convertible preferred stock.

We may not be able to pay cash dividends on the convertible preferred stock due to legal and contractual restrictions and lack of liquidity.

We are required to pay approximately $1.5 million in regular cash dividends on the convertible preferred stock each quarter, with the first dividend payment date on September 15, 2007. However, we are currently prohibited by the terms of our existing credit facility from paying cash dividends on the convertible preferred stock. To the extent we are unable to pay dividends on the convertible preferred stock on a dividend payment date, the liquidation preference of the shares will be increased by the accretion amount in respect of the unpaid dividends. The accretion amount in respect of unpaid dividends will be convertible into shares of our common stock at a conversion value equal to the lesser of (a) $2.00 per share or (b) the fair market value per share, in each case rounding down to the next whole share amount.

Our existing credit facilities, debt indentures and other debt instruments contain restrictions that could limit our ability to pay dividends on the shares of convertible preferred stock. In addition, in the future, we may agree to further restrictions on our ability to pay dividends. Even if the terms of the instruments governing our indebtedness allow us to pay dividends and to purchase the convertible preferred stock in cash, we can only make such payments out of our surplus, as determined by our board of directors, or, if there is no surplus, out of our net profits for the fiscal year in which the payment occurs and/or for the preceding fiscal year, as determined by our board of directors, and such funds may not be available to pay dividends to you or to purchase your shares of convertible preferred stock. Dividends on the convertible preferred stock will only be paid when, as and if declared by our board of directors. The board of directors may elect not to declare dividends on the convertible preferred stock. In addition, to maintain our credit rating, we may be limited in our ability to pay dividends so that we can maintain an appropriate level of debt.

Further, because a substantial amount of our operations are conducted through our subsidiaries, our ability to purchase the convertible preferred stock for cash or to pay dividends on the convertible preferred stock may be limited by restrictions on our ability to obtain funds for such purchase or dividends through dividends from our subsidiaries.

Your ability to sell the convertible preferred stock may be limited by the absence of an active trading market.

There currently is no established trading market for the convertible preferred stock, and we do not intend to apply for the convertible preferred stock to be listed on any securities exchange or to arrange for quotation on any over-the-counter market. In addition, we cannot assure when or how many shares of convertible preferred stock may be sold pursuant to this prospectus, which will be a factor affecting the depth and liquidity of the market, if any, for shares of our convertible preferred stock. Accordingly, there may not be development of, or significant liquidity in, any market for shares of convertible preferred stock sold using this prospectus. Consequently, the convertible preferred stock will be relatively illiquid and you may be unable to sell your convertible preferred stock at a particular time or at favorable prices, if at all. If a market for the convertible preferred stock were to develop, the convertible preferred stock could trade at prices that may be higher or lower than the price paid to any of the selling stockholders for shares sold pursuant to this prospectus, which depends upon many factors. Such factors include: the price of our common stock into which the convertible preferred stock may be converted, prevailing interest rates, our operating performance and financial condition, and the markets for similar securities.

If you convert your shares of convertible preferred stock into shares of common stock, you may experience immediate dilution.

If you convert your shares of convertible preferred stock into shares of common stock, you may experience immediate dilution because the per share conversion price of the convertible preferred stock immediately after this offering may be, and at the closing of the offering will be, higher than the net tangible book value per share of the outstanding common stock. In addition, you will also experience dilution when and if we issue additional shares of common stock, including common stock we may be required to issue pursuant to options, warrants, any stock option plan or other employee or director compensation plans.

The price of our common stock, and therefore of the convertible preferred stock, may fluctuate significantly.

The price of our common stock has experienced, and may continue to experience, substantial volatility. For the 12 months ended November 23, 2007, the closing sale price of our common stock, prior to its delisting on the NYSE, had ranged from a low of $0.10 per share to a high of $4.35 per share. Because the convertible preferred stock is convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the convertible preferred stock. Holders who have received common stock upon conversion will also be subject to the risk of volatility and depressed prices.

We expect our common stock to continue to be subject to fluctuations. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

•                  quarterly fluctuations in our financial and operating results;

•                  our ability to meet our liquidity needs;

•                  current events affecting the political, economic and social situation in the United States;

•                  conditions in the real estate market, such as competition, demand for services and governmental regulations;

•                  general conditions in equity markets, particularly in our industry;

•                  adverse or unfavorable publicity regarding us or our services;

•                  litigation involving or affecting us;

•                  changes in financial estimates and recommendations by securities analysts;

•                  the gain or loss of a significant customer;

•                  the operating and stock price performance of other companies that investors may consider to be comparable; and

•                  limited trading volume of our common stock.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock. In addition, the weakening real estate markets continue to negatively impact the market prices of the securities of companies operating in such industry.

Limited trading volume of our common stock may contribute to its price volatility.

Our common stock is quoted on the Pink Sheets, published by Pink Sheets, LLC. The average daily trading volume of our common stock was approximately 351,875 shares for the 30 trading-day period ended November 23, 2007. It is uncertain whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the market price of our common stock, which could increase the volatility and depress the price of our stock. We cannot assure you that you will be able to sell such common stock at a particular time or that the prices that you receive when you sell will be favorable.

Our stock has been delisted from the New York Stock Exchange (“NYSE”) and currently is quoted on the Pink Sheets, which may impair the market price and liquidity of our common stock and the ability of our stockholders to sell their shares of common stock.

On October 1, 2007, the NYSE notified us that we were “below criteria” for continued listing on the NYSE because, among other matters, the average closing price of our common stock was less than $1.00 per share over a consecutive 30-trading-day period and our average market capitalization was less than $75 million during the same period. Furthermore, the closing price of our common stock recently had been as low as $0.10 per share. As a result, on November 14, 2007, the NYSE notified us that it would suspend trading in our common stock before opening on November 26, 2007, and commence delisting proceedings. Due to the NYSE's suspension of trading in our common stock, our common stock is now quoted on the Pink Sheets, a quotation service that collects and publishes market maker quotes for over-the-counter securities, published by Pink Sheets, LLC.

Stocks trading on the over-the-counter market are typically less liquid. Because our common stock is quoted on the Pink Sheets, the liquidity of our common stock may be impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. Consequently, prices for shares of our common stock may be different than might otherwise prevail if our common stock were quoted or traded on a national securities exchange. In addition, prices for securities quoted solely on the Pink Sheets may be difficult to obtain, and stockholders may find it difficult to resell their shares of common stock. The delisting of our common stock from the NYSE and its quotation on the Pink Sheets may also result in other negative implications, including the potential loss of confidence by customers and employees, the loss of institutional investor interest and fewer business development opportunities.

Future issuances of our equity securities, or sales of our securities by stockholders in the public market, may cause the price of our common stock to decline or impair our ability to raise capital in the equity markets.

In the future, we may issue additional shares of our common or preferred stock in public or private offerings, perhaps in significant quantities. Also, shares of our common stock are available for future sales pursuant to stock options and/or restricted stock that we have granted to certain employees, directors and consultants, and in the future we may grant additional stock options and/or restricted stock to our employees, directors and consultants. In addition, the 75,000 shares of convertible preferred stock that we have issued to the selling stockholders are convertible into 25,000,000 shares of common stock, and shares of common stock having an aggregate value of 1,500,000 per quarter may be issued in respect of accrued and unpaid dividends on our convertible preferred stock, which will cause significant dilution to current stockholders.

Our restated certificate of incorporation and the amended and restated certificate of designations for the convertible preferred stock do not prohibit us from issuing additional shares of preferred stock that would rank junior to the convertible preferred stock as to dividend payments and liquidation preference. We may also issue additional shares of preferred stock that would rank either equal or senior to the convertible preferred stock upon the consent of holders of the convertible preferred stock holding at least two-thirds of the outstanding shares of convertible preferred stock. Including the 75,000 shares of the convertible preferred stock offered pursuant to this prospectus and the one share of series A preferred stock outstanding, our restated certificate of incorporation provides that we have the authority to issue 50,000,000 shares of preferred stock. The issuances of other shares of preferred stock could have the effect of reducing the amounts available to be issued as convertible preferred stock in the event of our liquidation. It may also reduce dividend payments on the convertible preferred stock if we do not have sufficient funds to pay dividends on all convertible preferred stock outstanding and outstanding parity preferred stock at the time of such dividend payments.

The sale of a substantial amount of shares by the selling stockholders or other stockholders, or the possibility of future equity sales, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us.

No assurance can be given that we have or will have sufficient current or accumulated earnings and profits to cause any distributions on the convertible preferred stock to be treated as dividends for U.S. federal income tax purposes.

No assurance can be given that we have or will have sufficient current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes, to cause any distributions on the convertible preferred stock to be treated as dividends for U.S. federal income tax purposes. Distributions in excess of such earnings and profits generally will be treated first as a tax-free return of capital to the extent of the holder’s tax basis in the convertible preferred stock, and thereafter, as capital gain from the sale of such convertible preferred stock. Distributions in excess of earnings and profits may be less favorable than distributions resulting in dividend income for corporate holders of convertible preferred stock for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — U.S. Holders.”

You may be required to recognize taxable income with respect to convertible preferred stock even if you receive no cash distributions.

You may be liable for taxes arising from (i) the receipt of a distribution made solely in the form of common stock or (ii) the receipt of a deemed distribution resulting from an adjustment to the conversion price or the conversion rate or from an increase in the liquidation preference of the convertible preferred stock, in each case without receiving any cash distributions to pay such taxes. See “Certain U.S. Federal Income Tax Considerations.”

A few significant stockholders exercise significant influence over the direction of our business. If the ownership of our common stock continues to be highly concentrated, it will prevent other stockholders from influencing important corporate decisions.

Clayton, Dubilier & Rice Fund V Limited Partnership (“Fund V”) and Clayton, Dubilier & Rice Fund VI Limited Partnership (“Fund VI” and, together with Fund V, the “CD&R Funds”) beneficially own approximately 22.6% and 9.4%, respectively, of the outstanding shares of our common stock. As a result, the CD&R Funds will continue to exercise significant influence over matters requiring stockholder approval and over our policy and affairs. In addition, Clayton, Dubilier & Rice, Inc. (“CD&R”), which manages Fund V and Fund VI, will continue to provide us with financial advisory and management consulting services for which it may be entitled to receive fees, including financial advisory fees, in the future.

ValueAct Capital, one of the selling stockholders pursuant to this prospectus, beneficially owns approximately 29.9% of the outstanding shares of our common stock. See “Selling Stockholders.” Further, ValueAct Capital, as the holder of the one share of our series A preferred stock, has the right to elect two directors to our board of directors. The two directors appointed by ValueAct Capital currently serving on our board of directors are Kelly J. Barlow and Peter H. Kamin.

The concentrated holdings of the CD&R Funds  and ValueAct Capital and the presence on our board of their representatives may result in a delay or the deterrence of possible changes in control of our company, which may reduce the market price of our common stock.

The interests of our principal stockholders may conflict with the interests of our other stockholders. Our board of directors has adopted corporate governance guidelines that require each director to avoid taking actions or having interests that might result in a conflict of interest with our company. Each director is required to ethically handle all actual or apparent conflicts of interest between personal and professional relationships, including promptly informing the corporate secretary if such a conflict arises and recusing himself or herself from any discussion or decision affecting his or her personal interests. Accordingly, our directors who are employees of CD&R or ValueAct Capital will be required to recuse themselves from any discussion or decision regarding any transaction with the respective stockholders. In addition, we have adopted a code of business conduct that, among other things, requires our employees to avoid actions or relationships that might conflict or appear to conflict with their job responsibilities or the interests of SIRVA and to disclose their outside activities, financial interests and relationships that may present a possible conflict of interest or the appearance of a conflict to management or corporate counsel. These guidelines and code do not, by themselves, prohibit transactions with our principal stockholders.

Our certificate of incorporation, by-laws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

Provisions in our restated certificate of incorporation and amended and restated by-laws may delay, defer, prevent or render more difficult a takeover attempt that our stockholders might consider in their best interests. These provisions include:

•                  authorization of the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

•                  establishment of a classified board of directors with staggered, three year terms;

•                  provisions giving the board of directors sole power to set the number of directors;

•                  limitation on the ability of stockholders to remove directors;

•                  prohibition on stockholders from calling special meetings of stockholders;

•                  establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

•                  requirement of the approval by the holders of at least 75% of our outstanding common stock for the amendment of our by-laws and provisions of our certificate of incorporation governing:

•                  the classified board of directors,

•                  the removal of directors only for cause by holders of a majority of our outstanding stock,

•                  the liability of directors, and

•                  the elimination of stockholder actions by written consent.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock, if they are viewed as discouraging takeover attempts in the future.

Our restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, defer or prevent a change in our control, which may not be in the best interests of our stockholders.

We will not pay any dividends on our common stock in the foreseeable future.

We have not paid, and do not expect for the foreseeable future to pay, dividends on our common stock. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business and the repayment of debt. The payment of dividends by us to holders of our common stock is limited by our credit agreements, which restrict our operating subsidiaries’ ability to pay dividends to SIRVA. Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, liquidity requirements, restrictions imposed by applicable law and our contracts, and other factors deemed relevant by our board of directors. In addition, our ability to pay and declare dividends on our common stock is restricted by the preferential rights of holders of the convertible preferred stock to receive specified dividends. See also “— We may not be able to pay cash dividends on the convertible preferred stock due to legal and contractual restrictions and lack of liquidity.”

FORWARD-LOOKING STATEMENTS

This prospectus includes statements that constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends” or variations of such words are generally part of forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon us and our subsidiaries. There can be no assurance that future developments affecting us and our subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance or results and involve risks, uncertainties and assumptions. Many factors could affect our actual financial results or results of operations and could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation:

•                  changes in the market for our services;

•                  global political conditions, the outbreak of war or hostilities or the occurrence of any terrorist attacks, including any nuclear, biological or chemical events;

•                  the success of our business strategy and our ability to grow our relocation services business;

•                  risks associated with the real estate industry;

•                  increases in costs, including fuel costs and insurance premiums;

•                  risks of litigation or governmental investigations as a result of our operations;

•                  contingent or future environmental liabilities;

•                  the seasonal nature of our business;

•                  our reliance on, and our ability to attract, agents and owner-operators;

•                  changes in the regulatory environment, including antitrust, tax, environmental and insurance laws and regulations, that could negatively affect the operation of our business;

•                  risks associated with operating in foreign countries;

•                  the cost associated with the various regulatory investigations and the litigation described in our SEC reports;

•                  risks associated with our credit agreements, including increased borrowing costs in connection with ratings downgrades;

•                  our status as a holding company with no significant operations and consequent reliance on our subsidiaries to make funds available to us;

•                  our levels of debt and our ability to maintain adequate liquidity to maintain our operations;

•                  risks associated with information systems and information systems providers;

•                  economic market and political conditions, including the performance of financial markets;

•                  volatility in the securities markets; and

•                  fluctuations in foreign currency exchange rates.

All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation beyond that required by law to update any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. The information referred to above, as well as the other risks described under “Risk Factors” in this prospectus and under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the nine months ended September 30, 2007, which are incorporated herein by reference, should be considered when reviewing the forward-looking statements contained in this prospectus.

USE OF PROCEEDS

The net proceeds from the disposition of the shares of convertible preferred stock and common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares pursuant to this prospectus.

DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

The following is a summary of certain provisions of the amended and restated certificate of designations for the convertible preferred stock. A copy of this certificate of designations has been filed as an exhibit to our registration statement of which this prospectus is a part. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the amended and restated certificate of designations.

General

Under our restated certificate of incorporation, our board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock, par value $.01 per share, in one or more series, with such  powers, preferences and rights, and qualifications, limitations or restrictions, including but not limited to voting rights, dividend rates and conversion features, as may be set forth in resolutions providing therefor. Our board of directors has designated 75,000 shares of preferred stock as 8.0% convertible perpetual preferred stock, referred to in this prospectus as the “convertible preferred stock,” and one share as series A preferred stock.

Ranking

With respect to dividend rights and rights upon liquidation, winding up or dissolution, the convertible preferred stock ranks:

•                  senior to our common stock and each other class or series of capital stock, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution, which we refer to collectively as “junior stock”;

•                  on a parity with any class or series of capital stock, the terms of which expressly provide that such class or series will rank on a parity with the convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution, which we refer to collectively as “parity stock”;

•                  junior to each class or series of capital stock, the terms of which expressly provide that such class or series will rank senior to the convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution, which we refer to collectively as “senior stock”; and

•                  junior to all our existing and future debt obligations and other liabilities, including claims of trade creditors.

So long as any shares of convertible preferred stock are outstanding, we may not:

•                  redeem, purchase or otherwise acquire for consideration any parity or junior stock, or set aside any money for such a redemption, purchase or other acquisition; or

•                  pay or declare any dividend or make any distribution on any parity or junior stock, other than a dividend or distribution payable solely in shares of parity stock or junior stock, in the case of parity stock, or junior stock, in the case of junior stock, unless all accrued and unpaid dividends (other than any accrued and unpaid dividends that have accreted and are reflected in the liquidation preference for the preferred stock) have been declared or paid on the convertible preferred stock. However, if full dividends have not been paid on the convertible preferred stock and any parity stock, dividends may be declared and paid on such stock so long as the dividends are declared and paid pro rata on the convertible preferred stock and parity stock.

In addition, while any shares of convertible preferred stock are outstanding, we may not authorize, issue or increase the authorized amount of any class or series of parity stock or senior stock (or any security convertible into parity stock or senior stock) without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of convertible preferred stock. See “—Voting Rights” below.

Dividends

Holders of shares of convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cash dividends at the rate per annum of 8.0% per share on the liquidation preference thereof, which, based upon the initial liquidation preference of $1,000 per share of convertible preferred stock, is equivalent to $80.00 per share annually. As further described below, the liquidation preference is subject to accretion in the event we do not pay accumulated dividends on any dividend payment date.

Dividends on the convertible preferred stock will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, or the following business day if such date is not a business day, commencing September 15, 2007, at the annual rate set forth above, and, subject to the provisions below with respect to accretion, shall accumulate from the most recent date as to which dividends shall have been paid or, in the case of the initial dividend, from August 23, 2007, the issue date, and ending on the day immediately prior to the next dividend payment date. Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding March 1, June 1, September 1 and December 1, or the following business day if such date is not a business day. Dividends payable on the convertible preferred stock for any period other than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If we are unable to, or otherwise do not, pay accumulated dividends in full on the convertible preferred stock on any dividend payment date as described above, the liquidation preference will be increased as of the first day immediately following such dividend payment date by the accretion amount in respect of the unpaid dividends. The accretion amount per share of convertible preferred stock for any dividend payment date on which accumulated dividends are not paid in full will be calculated by multiplying:

•                  the accretion rate of 8.0% per annum, calculated on a quarterly basis, by

•                  the sum of (1) the liquidation preference as of such dividend payment date and (2) the portion of the accrued dividends that were not paid on the dividend payment date.

Pursuant to the terms of the convertible preferred stock, the accretion amount in respect of unpaid dividends will be convertible into shares of our common stock at a conversion value equal to the lesser of (a) $2.00 per share or (b) the fair market value per share, in each case rounding down to the next whole share amount. We refer to the conversion price of the dividends as the “accreted dividend conversion price” in this prospectus.

The liquidation preference as of any date will equal the initial liquidation preference of $1,000 per share increased, as described above, as the result of us not distributing dividends on prior dividend payment dates and decreased to the extent we have made any payments described in the next paragraph. The amount of dividends payable for any period following a dividend payment date on which there is a non-payment of dividends will be calculated on the basis of the liquidation preference as of the first day of such period.

We may pay all or a portion of the amount by which the liquidation preference exceeds $1,000 per share of convertible preferred stock on any dividend payment date or on any other date fixed by our board of directors or an authorized committee thereof in cash only. The liquidation preference per share of convertible preferred stock will be reduced by the amount of such payment. Accordingly, if we pay all of such excess in cash on any dividend payment date or on any other date, the liquidation preference will return to the initial liquidation preference, and the amount of subsequent dividend payments will be calculated on the basis of the initial liquidation preference for the period of time from the date of such reduction until the applicable dividend payment date.

The persons entitled to receive such payment will be holders of our convertible preferred stock as they appear on our stock register on a date selected by the board of directors or an authorized committee thereof. That date must (1) not precede the date our board of directors or an authorized committee of our board declares such payment payable and (2) not be more than 60 days prior to the date such payment is paid.

If we pay a portion of the dividends payable on the convertible preferred stock on a dividend payment date and accrete the unpaid portion as described above, we will pay the current portion equally and ratably to the holders of convertible preferred stock.

We will use our reasonable best efforts to provide notice to the holders of the convertible preferred stock not later than ten trading days prior to a dividend record date if we determine that we will not pay dividends on the related dividend payment date. We will provide such notice by notifying the transfer agent and by issuing a press release. The notice will indicate whether we will accrete all or a portion of the dividends and the amount of the dividends to be accreted. Notwithstanding the foregoing, our failure (if any) to deliver such notice will not impair our ability to accrete payment of dividends in any respect.

We are only obligated to pay a dividend on our convertible preferred stock if our board of directors or an authorized committee of our board declares the dividend payable and we have assets that legally can be used to pay the dividend. The terms of the current senior credit facilities of our subsidiaries limit our ability to pay cash dividends on the convertible preferred stock in any fiscal year. See “Risk Factors — Risks Related to the Convertible Preferred Stock and Common Stock — We may not be able to pay cash dividends on the convertible preferred stock due to legal and contractual restrictions and lack of liquidity.”

The dividend rate or accretion rate applicable to the convertible preferred stock will be increased by 0.50% per annum in each of the following cases (1) we fail to comply with our obligations under the Registration Rights Agreement between us and the selling stockholders, (2) our common stock ceases to be listed on a national securities exchange in the United States or (3) we fail to file any annual or quarterly reports with the SEC within 15 days after the time periods prescribed under the Exchange Act, or the related rules and regulations under the Exchange Act, including any applicable extensions. The additional dividends will cease upon the termination of the applicable event of default. The NYSE suspended trading in our common stock prior to opening on November 26, 2007. As a result, we currently are incurring a .50% increased dividend rate. In addition, because we filed the registration statement of which this prospectus is a part 53 days after the filing deadline as set forth in the Registration Rights Agreement, we have incurred an additional .50% increased dividend rate during such period for a total dividend rate of 9.0% per annum during such period.

Conversion

The convertible preferred stock is convertible into shares of our common stock, at the option of the holder, at an initial conversion price of $3.00 per share of common stock, subject to adjustment as described below. Also, upon conversion, holders of the convertible preferred stock will also receive shares of our common stock representing any accreted and unpaid dividends at the accreted dividend conversion price. See “— Dividends” above.

The conversion price and accreted dividend conversion price are subject to adjustment (in accordance with formulas set forth in the amended certificate of designations) in specified events, including, but not limited to

•                  any payment of a dividend or other distribution to all holders of our common stock in shares of our common stock;

•                  certain issuances to holders of our common stock options, warrants or other rights of subscription or stock purchase rights at a price per share of common stock less than the market value thereof;

•                  any subdivision, split, combination or reclassification of the common stock;

•                  distributions to all holders of shares of our common stock of shares of evidences of indebtedness, assets or securities (but excluding certain dividends and distributions);

•                  cash distributions to all holders of our common stock; and

•                  certain tender or exchange offers made by us or our subsidiaries.

No adjustment to the conversion price or accreted dividend conversion price will be required unless such adjustment would result in an increase or decrease of at least 1.0% of the conversion rate or accreted dividend conversion rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of such conversion rate or, accreted dividend conversion rate as applicable; provided, however, that we will make such adjustments no later than the earlier of (1) April 15 of each calendar year and (2) the date on which we deliver any notice of a forced conversion. No adjustment to the conversion price will be made if such adjustment will result in a conversion price that is less than the par value of our common stock. No adjustment to the accreted dividend conversion price will be made if such adjustment will result in an accreted dividend conversion price that is less than the par value of our common stock.

We reserve the right to make such reductions in the conversion price or the accreted dividend conversion price in addition to those required in the foregoing provisions as we consider to be advisable in order to avoid or diminish any income tax to holders of shares of common stock resulting from any dividend of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. If we elect to make such a reduction in the Conversion Price, we will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction in the conversion price and/or the accreted dividend conversion price.

Upon conversion, to the extent the holders of convertible preferred stock receive common stock, they will receive, in addition to shares of our common stock and any cash for fractional shares, the rights under any future stockholder rights plan we may establish, whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to any such a stockholder rights plan will not trigger a conversion price or accreted dividend price adjustment so long as we have made proper provision to provide that holders will receive such rights upon conversion in accordance with the terms of the amended and restated certificate of designations. We currently do not have a stockholder rights plan.

Neither the conversion price nor the accreted dividend conversion price will be adjusted:

•                  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•                  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•                  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the issue date of the convertible preferred stock;

•                  for a change in the par value of the common stock; or

•                  for accumulated and unpaid dividends on the convertible preferred stock.

Forced Conversion

At any time on or after September 25, 2008, we may cause the convertible preferred stock, in whole but not in part, to be automatically converted into shares of common stock at the then-effective conversion price if (1) there is an effective registration statement covering the resale of all shares of common stock issuable upon such conversion and (2) the closing sale price of the common stock equals or exceeds 200% of the conversion price for at least 20 trading days in any consecutive 30 trading-day period, including the last trading day of that period, ending on the trading day prior to our issuance of a press release announcing our right to force conversion. At any time on or after September 25, 2009, the conversion premium will be 250%.

To exercise the forced conversion right described above, we must issue a press release prior to the close of business on the first trading day following any date on which the conditions described in the above paragraph are met, announcing such election to call a forced conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the convertible preferred stock (not more than four business days after the date of the press release) of the election to call a forced conversion. The conversion date will be a date selected by us and will be no more than 15 days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a forced conversion shall state, as appropriate:

•                  the date of forced conversion;

•                  the number of shares of common stock to be issued upon conversion of each share of convertible preferred stock;

•                  the number of shares of convertible preferred stock to be converted; and

•                  that dividends on the convertible preferred stock to be converted will cease to accrue on the date of forced conversion.

On and after the date of forced conversion, dividends will cease to accrue on the convertible preferred stock called for in a forced conversion, all rights of holders of such convertible preferred stock will terminate and all outstanding shares of convertible preferred stock will automatically convert into the common stock issuable upon conversion thereof at the conversion rate then in effect. If the date of forced conversion occurs between the close of business on any record date for the payment of dividends and the close of business on the corresponding dividend payment date, the dividend payment with respect to the convertible preferred stock will be payable on such dividend payment date to the record holder of such share on such record date.

Repurchase Upon a Fundamental Change

A “Fundamental Change” will be deemed to have occurred upon the occurrence of any of the following:

•                  a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that the person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our voting stock representing more than 50% of the voting power of our voting stock;

•                  consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our voting stock immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of voting stock of the continuing or surviving corporation or transferee immediately after the event shall not be a Fundamental Change;

•                  we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution; or

•                  our common stock ceases to be listed on a national securities exchange in the United States and such stock is not relisted on a national securities exchange in the United States within six months of such delisting.

However, a Fundamental Change will not be deemed to have occurred in the case of a share exchange, consolidation or merger, if (1) 100% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in such transaction consists of common stock of a United States company traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction); (2) as a result of such transaction or transactions the shares of convertible preferred stock become convertible solely into such common stock and (3) the successor or transferee corporation expressly assumes such obligations.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

In the event of a Fundamental Change, the holders of convertible preferred stock will have the right, at their option, subject to the terms and conditions of the amended and restated certificate of designations, to require us to purchase any or all of their shares of convertible preferred stock. We will purchase the convertible preferred stock with cash at a price equal to 100% of the liquidation preference of the shares to be purchased plus any accrued and unpaid dividends to, but excluding, the Fundamental Change Purchase Date (as defined below), unless that date falls after a dividend record date and on or prior to the corresponding dividend payment date, in which case (1) we will pay the full amount of accrued and unpaid dividends payable on such dividend payment date only to the holder of record at the close of business on the corresponding dividend record date and (2) the purchase price payable on the Fundamental Change Purchase Date will include only the liquidation preference, but will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date. We will be required to purchase the convertible preferred stock as of a date that is not less than 30 or more than 60 business days after the occurrence of such Fundamental Change, which we refer to as a “Fundamental Change Purchase Date”. Our obligation to repurchase the convertible preferred stock will be subject to our compliance with all applicable securities laws at the time of repurchase.

In addition, holders of convertible preferred stock will not have the right to require us to repurchase shares of convertible preferred stock upon a Fundamental Change unless such purchase complies with our credit facilities, our debt indentures and our other debt instruments.

Within 30 business days after the occurrence of a Fundamental Change, we will mail a written notice of the Fundamental Change to each holder of convertible preferred stock convertible preferred stock, containing the following:

•                  the day of the Fundamental Change and the events causing the Fundamental Change;

•                  the last day on which the Fundamental Change purchase right described hereunder may be exercised;

•                  the Fundamental Change purchase price;

•                  the Fundamental Change Purchase Date;

•                  the name and address of the transfer agent;

•                  the conversion price and the accreted dividend conversion price, and any adjustments to thereto;

•                  a statement that the convertible preferred stock with respect to which a Fundamental Change Purchase Notice (as defined below) is given may be converted into common stock only if the Fundamental Change Purchase Notice has been withdrawn in accordance with the terms of the convertible preferred stock; and

•                  the procedures that holders must follow to exercise these rights.

To exercise this right, holders must deliver a written notice, or a Fundamental Change Purchase Notice, to the transfer agent prior to the close of business on the business day immediately before the Fundamental Change Purchase Date. The Fundamental Change Purchase Notice must state:

•                  if certificated shares of convertible preferred stock have been issued, the stock certificate numbers, or if not, such information as may be required under applicable DTC procedures;

•                  the number of shares of convertible preferred stock to be purchased; and

•                  that we are to purchase such shares of convertible preferred stock pursuant to the applicable provisions of the amended and restated certificate of designations.

Holders may withdraw any Fundamental Change Purchase Notice by a written notice of withdrawal delivered to the transfer agent prior to the close of business on the business day before the Fundamental Change Purchase Date. The notice of withdrawal must state:

•                  the number of the withdrawn shares of convertible preferred stock;

•                  if certificated shares of convertible preferred stock have been issued, the stock certificate numbers, or if not, such information as may be required under applicable DTC procedures; and

•                  the number, if any, of shares convertible preferred stock that remain subject to the Fundamental Change Purchase Notice.

The Fundamental Change purchase feature of the convertible preferred stock may in certain circumstances make more difficult or discourage a takeover of our company. The Fundamental Change purchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of our company by means of a merger, tender offer, solicitation or otherwise, or by management to adopt a series of anti-takeover provisions.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a Fundamental Change with respect to the Fundamental Change purchase feature of the convertible preferred stock but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to purchase shares of convertible preferred stock upon the occurrence of a Fundamental Change is subject to important limitations. Because a substantial amount of our operations are conducted through our subsidiaries, our ability to purchase the convertible preferred stock for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. If a Fundamental Change were to occur, we may not have sufficient legally available funds to pay the purchase price in cash for all tendered shares of convertible preferred stock. Our credit facilities contain, and we expect that future credit agreements and indentures relating to our indebtedness will contain, provisions prohibiting or restricting the purchase of the convertible preferred stock under certain circumstances. In addition, a Fundamental Change may constitute an event of default under those agreements or indentures.

Recapitalizations, Reclassifications and Changes in Our Common Stock

Following any reclassification, consolidation or merger of our company with or into another person or any merger of another person with or into us (with certain exceptions), or any sale or other disposition of all or substantially all of our assets (computed on a consolidated basis), a holder of a share of convertible preferred stock then outstanding will, upon conversion of such convertible preferred stock, be entitled to receive the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale or other disposition by a holder of the number of shares of common stock into which such convertible preferred stock was convertible immediately prior thereto, after giving effect to any adjustment event (or, if the transaction provides the holders of our common stock with the opportunity to elect the form of consideration to be received in such transaction, the weighted average of the forms and amounts of consideration received by the holders of our common stock that affirmatively make an election).

This provision does not limit the rights of holders or our rights in the event of a Fundamental Change, including the holders’ right to require us to purchase any or all of their shares of convertible preferred stock.

Consolidation, Merger and Sale of Assets

The amended and restated certificate of designations provides that we may, without the consent of the holders of any of the outstanding convertible preferred stock, consolidate with or merge into any other person or convey, transfer or lease all or substantially all our assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, us; provided, however, that (1) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (2) the shares of  convertible preferred stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the convertible preferred stock had immediately prior to such transaction; and (3) we deliver to the transfer agent an officer’s certificate and opinion of counsel stating that the transaction complies with the amended and restated certificate of designations.

Upon any consolidation by us with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all our assets as described in the preceding paragraph, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, ours under the shares of convertible preferred stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the convertible preferred stock. This provision does not limit the rights of holders in the event of a Fundamental Change.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding-up, each holder of convertible preferred stock will be entitled to receive out of our assets available for distribution to our stockholders, before any distribution is made to holders of our common stock or any other junior stock, but after any distribution on any of our indebtedness or senior stock, an amount equal to the aggregate liquidation preference attributable to shares of convertible preferred stock held by the holder, plus an amount equal to accrued and unpaid dividends for the then-current dividend period.

If, upon our voluntary or involuntary liquidation, dissolution or winding-up, the amounts payable with respect to the liquidation preference of the convertible preferred stock and all parity stock are not paid in full, the holders of the convertible preferred stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the aggregate liquidation preference and accrued and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accrued and unpaid dividends to which they are entitled, the holders of the convertible preferred stock will have no right or claim to any of our remaining assets. Neither the sale, conveyance, exchange or transfer of all or substantially all our assets, property or business (other than in connection with our liquidation, dissolution or winding-up), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, dissolution or winding-up.

Voting Rights

Holders of the convertible preferred stock are entitled to one vote for each share of common stock into which their convertible preferred stock is convertible as of the record date for all matters voted upon by the holders of common stock, other than the right to vote for the election of directors (except upon a dividend default as described below). In addition, as long as any shares of convertible preferred stock are outstanding, the approval or consent of two-thirds interest of the holders of the outstanding convertible preferred stock, voting separately as a class, is required:

•                  for any amendment to the terms of the convertible preferred stock or the amended and restated certificate of designations for the convertible preferred stock;

•                  for any amendment of our restated certificate of incorporation or bylaws if the amendment would alter or change the powers, preferences, privileges or rights of the holders of the convertible preferred stock so as to affect them adversely;

•                  to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any parity or senior stock; or

•                  to reclassify any authorized stock of SIRVA into any parity stock, senior stock, or any obligation or security convertible into or evidencing a right to purchase any parity stock or senior stock.

However, no such vote is required for us to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any junior stock.

In addition, if we do not (1) pay dividends in full on the convertible preferred stock for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, (2) repurchase shares of convertible preferred stock upon the occurrence of certain fundamental changes, or (3) issue common stock upon a holder’s election to convert its convertible preferred stock into common stock, then the number of directors constituting the board will be increased by two and the holders of outstanding convertible preferred stock, voting separately as a class, will have the right to elect those additional directors to the board at the next annual meeting of stockholders and at each subsequent stockholders meeting at which directors are elected until (A) all accumulated dividends have been paid in full or funds have been set aside by us for the payment in full of such dividends or (B) all such shares have been repurchased or sufficient funds have been set aside by us for such repurchase. These additional directors will not be divided into classes of the board.

Registration Rights Agreement

On September 29, 2006, we entered into the Registration Rights Agreement with ValueAct Capital and MLF Offshore. The Registration Rights Agreement was amended on June 27, 2007 to extend the registration rights to the preferred stock as amended on that date and any shares of common stock issued as interest payments under the notes and adjusted certain deadlines related to registration of the covered securities. See “Prospectus Summary —Description of the Transaction.”  Pursuant to the terms of the amended Registration Rights Agreement, we agreed, for the benefit of the holders of the preferred stock, to use our reasonable best efforts to file with the SEC by October 8, 2007 and cause to become effective by February 5, 2008, a shelf registration statement with respect to the resale of the preferred stock, the shares of common stock issued or issuable as interest payments on the notes, and the shares of common stock issuable upon conversion of the preferred stock, such shares collectively referred to in this prospectus as the “Registrable Securities.”

Further, we are required to use our reasonable best efforts to keep the registration statement effective until the earliest of the following: (1) the sale pursuant to Rule 144 under the Securities Act or the shelf registration statement of all Registrable Securities, (2) solely with respect to persons that are not affiliates of SIRVA, two years from the last date of original issuance of the preferred stock (or for such period as may be required by Rule 144(k) of the Securities Act), and (3) the date on which the preferred stock and the shares of common stock issuable upon conversion thereof cease to be outstanding. The periods described in clauses (1), (2) and (3) in the prior sentence are collectively referred to in this prospectus as the “Shelf Registration Period.”  In addition, with our consent, which consent may not be unreasonably withheld, the resale of the Registrable Securities may be effected pursuant to an underwritten offering under the shelf registration statement. The holders of Registrable Securities are also entitled to piggy-back registration rights in underwritten public offerings of our equity securities, or securities or other obligations exercisable, exchangeable or convertible into equity securities, for a five-year period beginning on the earlier of the conversion of the notes or the issuance of shares of common stock as an interest payment on the notes.

As discussed above, the dividend rate or accretion rate applicable to the preferred stock will be increased by

0.50% per annum if (1) we do not file a shelf registration statement by the filing deadline described above, (2) the shelf registration statement has not been declared effective by the SEC within 120 days after that filing deadline, or (3) (A) after the shelf registration statement is declared effective, it ceases to be effective prior to the end of the Shelf Registration Period or (B) the shelf registration statement or the related prospectus ceases to be usable, in the case of both (A) and (B) in the aggregate, for more than 30 days in any three-month period or an aggregate of 120 days in any 12-month period, in connection with resales of Registrable Securities covered by the shelf registration statement prior to the end of the Shelf Registration Period.

We have also agreed to pay all fees and expenses of registration under the Registration Rights Agreement other than underwriting discounts and commissions.

The registration statement of which this prospectus is a part is intended to comply with our obligations under the Registration Rights Agreement.  Because we filed the registration statement of which this prospectus is a part 53 days after the filing deadline as set forth in the Registration Rights Agreement, we have incurred the increased dividend rate during such period.

DESCRIPTION OF CAPITAL STOCK

Overview

Our restated certificate of incorporation authorizes up to 500,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. We refer to our restated certificate of incorporation in this prospectus as our “certificate of incorporation.”

The following descriptions of our capital stock and provisions of our certificate of incorporation and amended and restated by-laws, referred to in this prospectus as our “by-laws,” are summaries of their material terms and provisions and are qualified by reference to our certificate of incorporation and by-laws, copies of which are filed with the SEC as exhibits to our registration statement of which this prospectus is a part.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock issued upon conversion of the convertible preferred stock, when issued, will be, fully paid and non-assessable. The rights and privileges of holders of common stock are subject to the convertible preferred stock offered by this prospectus, our series A preferred stock and any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

Our certificate of incorporation provides that our board of directors has the authority, without further vote or action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock. As of the date of this prospectus, 75,000 shares of our convertible preferred stock and one share of our series A preferred stock were outstanding. For a description of our convertible preferred stock, see “Description of Convertible Preferred Stock” above.

On September 29, 2006, in connection with the issuance of our convertible notes, we issued to ValueAct Capital one share of our series A preferred stock. The series A preferred stock ranks senior to the common stock with respect to the distribution of assets upon the liquidation, dissolution or winding-up of SIRVA, and holders would receive, after any distribution on our indebtedness or stock that ranks senior to the series A preferred stock, an amount equal to $1.00. The series A preferred stock is not convertible into shares of common stock nor entitled to the payment of dividends.

Pursuant to the terms of the certificate of designations for the series A preferred stock, as long as the holder holds at least 6,000 shares of convertible preferred stock, it may elect, remove or replace two directors to the board, whom we refer to as the “designated directors.”  The designated directors are a separate single class of directors and their terms are not divided into classes or staggered. If at any time the holder ceases to hold at least 6,000 but continues to hold 3,000 shares of convertible preferred stock, the number of designated directors will be permanently reduced to one, the terms of both designated directors will immediately terminate and the holder may elect, remove or replace one designated director. Finally, if at any time the holder ceases to hold at least 3,000 shares of convertible preferred stock, referred to in this prospectus as the “Trigger Time,” the number of designated directors will be permanently reduced to zero and the terms of any designated directors will immediately terminate and the holder will not be entitled to elect any designated directors. On and after the Trigger Time, we may redeem the series A preferred stock for $1.00.

In accordance with the terms of the series A preferred stock, ValueAct Capital nominated, and our board elected, Kelly J. Barlow and Peter H. Kamin to the board as designated directors, effective as of September 29, 2006. Mr. Barlow resigned from the board, effective as of April 30, 2007, but was reappointed to the board on September 17, 2007.

Until the Trigger Time, the consent of the holder of the series A preferred stock is required for (1) any amendment to the terms of the series A preferred stock or (2) any amendment of our certificate of incorporation or by-laws if the amendment would alter or change the powers, preferences, privileges or rights of the holders of the series A preferred stock so as to affect them adversely. Other than as described above or as required by applicable law, the holder of the series A preferred stock has no voting rights. The series A preferred stock is also subject to transfer restrictions as set forth in the certificate of designations for the series A preferred stock.

Change of Control Related Provisions of Our Certificate of Incorporation and By-laws, and Delaware Law

A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

•                  enhance the likelihood of continuity and stability in the composition of our board of directors;

•                  discourage some types of transactions that may involve an actual or threatened change in control of us;

•                  discourage certain tactics that may be used in proxy fights;

•                  ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

•                  encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Section 203 of the Delaware General Corporation Law generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•                  the board of directors approved the transaction in which such stockholder became an interested stockholder;

•                  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•                  the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

A “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s voting stock, subject to specified exceptions.

As a Delaware corporation, we would be subject to Section 203 of the Delaware General Corporation Law, unless we elect in our certificate of incorporation not to be governed by Section 203. We have made that election. Accordingly, Section 203 does not restrict any person who acquires 15% or more of our outstanding voting stock, whether or not from our principal stockholders, from engaging in business combinations with us within the three year period.

Unissued Shares of Capital Stock

Common Stock. We currently have 75,858,757 shares of common stock issued and outstanding and 14,044,556 shares reserved for issuance under our omnibus stock incentive plan. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preferred Stock. Our certificate of incorporation provides that our board of directors has the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Classified Board of Directors, Vacancies and Removal of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. The two directors in the fourth class of our board are elected by the holder of our series A preferred stock and serve until such directors are removed or replaced by such holder or until such holder ceases to hold specified amounts of our convertible preferred stock. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure.

Our certificate of incorporation also provides that directors may be removed only for cause at a meeting of stockholders by a majority of the shares then entitled to vote. Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our by-laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors shall at no time consist of fewer than three directors.

These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.

In addition, under the provisions of both our certificate of incorporation and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called annual or special meeting. Only the board of directors may call a special meeting.

These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation does not eliminate our directors’ duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

Our certificate of incorporation also provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.

Supermajority Voting Requirement for Amendment of Certain Provisions of our Certificate of Incorporation and By-Laws

The provisions of our certificate of incorporation governing, among other things, the classified board, the liability of directors, the elimination of stockholder actions by written consent and the prohibition on the right of stockholders to call a special meeting, may not be amended, altered or repealed unless the amendment is approved by the vote of holders of 75% of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Our by-laws may be amended by the board of directors or by the vote of holders of 75% of the shares then entitled to vote. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Mellon Investor Services LLC. The address of our transfer agent is 480 Washington Boulevard, Jersey City, NJ 07310.

Listing

Our common stock currently is not listed on any exchange, but is quoted on the Pink Sheets under the symbol “SIRV.PK.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences to holders who purchase convertible preferred stock or common stock. This summary does not provide a complete analysis of all potential tax considerations. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect which could result in U.S. federal income tax consequences different from those discussed below. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences to holders who purchase convertible preferred stock or common stock. The summary does not address any taxes other than U.S. federal income taxes and does not discuss any aspect of U.S. estate or gift tax consequences, or any tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. This summary is limited to holders who hold convertible preferred stock and common stock as capital assets. This summary does not address all of the tax consequences that may be relevant to a particular holder of convertible preferred stock or common stock or to holders of convertible preferred stock or common stock that are subject to special treatment under U.S. federal income tax laws, such as:

•                  certain financial institutions;

•                  insurance companies;

•                  dealers in securities or foreign securities;

•                  U.S. holders whose functional currency is not the U.S. dollar;

•                  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•                  persons subject to the alternative minimum tax; or

•                  tax-exempt organizations.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds convertible preferred stock or common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding convertible preferred stock or common stock, you should consult your tax advisor.

INVESTORS CONSIDERING THE PURCHASE OF CONVERTIBLE PREFERRED STOCK OR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of convertible preferred stock or common stock that is for U.S. federal income tax purposes:

•                                          a citizen or resident of the U.S.;

•                                          a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•                                          an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•                                          a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•                                          an entity that is disregarded as separate from its owner if all of its interests are owned by a single person described above.

A “non-U.S. holder” means a beneficial owner of convertible preferred stock or common stock that is not a U.S. holder.

U.S. Holders

Distributions. Except as discussed below, the amount of any distribution to a U.S. holder with respect to convertible preferred stock or common stock will be treated as follows:  first, as a dividend, taxable as ordinary income, to the extent paid out of our current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes; next, as a tax-free return of capital to the extent of such U.S. holder’s adjusted tax basis in such stock; and thereafter, as capital gain from the sale of such stock (which capital gain will be long-term if such U.S. holder’s holding period for the stock is more than one year). The amount of any distribution of property other than cash (including common stock distributed to holders of convertible preferred stock) will be the fair market value of such property on the date of distribution. Distributions of property would be taxable in the same manner as a cash distribution and may result in tax liability to a U.S. holder even though such holder would not have received any cash in the distribution. Distributions on the convertible preferred stock or common stock generally will be taxable when received, either by a U.S. holder, or by the transfer agent upon our distribution of our common stock to holders of convertible preferred stock. We do not currently intend to pay any cash dividends on our common stock.

Distributions taxable as dividends to corporate holders of convertible preferred stock or common stock will be eligible for the dividends received deduction, subject to various limitations. The benefits of any dividends received deduction to a corporate holder of convertible preferred stock or common stock may, in effect, be reduced or eliminated by many exceptions and restrictions, including restrictions relating to the holding period of stock on which the dividends are received, debt-financed portfolio stock, alternative minimum tax rules and the so-called “extraordinary dividend” provisions of Section 1059 of the Code. No assurance can be given that we will have sufficient earnings and profits, as calculated, for U.S. federal income tax purposes, to cause all distributions to be taxable as dividends.

Distributions taxable as dividends to U.S. holders of convertible preferred stock or common stock who are individuals, trusts or estates, may be taxed at preferential rates if certain requirements are satisfied.

Deemed Distributions. Adjustments to the conversion price made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of convertible preferred stock, generally will not be considered to result in a constructive distribution of stock. However, adjustments in respect of distributions of our indebtedness, cash or assets to our stockholders, for example, will not qualify as being pursuant to a bona fide, reasonable adjustment formula. Also if we are unable to pay dividends on the convertible preferred stock, the accreted liquidation preference of the convertible preferred stock will be increased and may give rise to a deemed distribution, at the time of such increase, to the holders of the convertible preferred stock in the amount of all, or a portion of, the increase in liquidation preference. Conversely, if an event occurs that dilutes the interests of the holders of convertible preferred stock and the conversion rate is not adjusted, the resulting increase in the proportionate interests of the holders of our common stock could be treated as a deemed distribution to such holders. The deemed distribution would be taxable in the same manner as a cash distribution of equal amount, as explained above in “Distributions”. A U.S. holder may be required to include all or a portion of the deemed distribution in gross income, which may result in tax liability even though no cash is received.

Conversion. A holder who converts convertible preferred stock into our common stock generally will not recognize gain or loss, except that the fair market value of any shares of common stock attributable to dividend arrearages may be treated as a deemed distribution, taxable as described above under “Distributions”. The adjusted tax basis of the common stock (excluding any common stock treated as a deemed distribution) will equal the tax basis of the convertible preferred stock exchanged and the holding period of the common stock received (excluding any common stock treated as a deemed distribution) will include the holding period of the convertible preferred stock. The tax basis of any common stock treated as a deemed distribution will equal its fair market value on the date of the conversion, and the U.S. holder will begin a new holding period for such common stock.

Fundamental Change Put Right. If, as a result of a fundamental change, a holder of convertible preferred stock exercises the right to put the convertible preferred stock to us for cash, the transaction generally will be treated as a redemption and such holder generally will recognize capital gain or loss on the receipt of the cash, provided that the payment meets at least one of the following requirements:

•                                          the payment is not essentially equivalent to a dividend as determined for U.S. federal income tax purposes;

•                                          the payment results in a complete termination of the holder’s interest in our stock (convertible preferred and common); or

•                                          the payment is substantially disproportionate with respect to the holder of convertible preferred stock for U.S. federal income tax purposes.

If the payment satisfies any of these requirements, such capital gain or loss generally will equal the difference between the amount of cash received by the holder of the convertible preferred stock and the holder’s tax basis in the convertible preferred stock that is redeemed. This capital gain or loss will be long-term if the holding period for the convertible preferred stock is more than one year. In determining whether any of the above requirements apply, shares considered to be owned by the holder of the convertible preferred stock by reason of certain attribution rules must be taken into account. It may be more difficult for a person who owns, actually or constructively by operation of the attribution rules, any of our common stock to satisfy any of the above requirements.

If the payment does not satisfy any of the above requirements, then the entire amount received (i.e., without any offset for the holder’s tax basis in the convertible preferred stock that is redeemed) will be treated as a distribution taxable as described in “Distributions” above. In such case, the holder’s tax basis in the convertible preferred stock that is redeemed will be allocated to the holder’s remaining stock, if any, or possibly to stock owned by such holder constructively if the holder of convertible preferred stock does not continue to own, directly, any of our stock.

The amount of any cash received attributable to any dividend arrearages may be treated as a deemed distribution, taxable as described above under “Distributions”.

Other Sales or Dispositions. Except as set forth above, a holder of convertible preferred stock or common stock who sells or otherwise disposes of the convertible preferred stock or common stock generally will recognize capital gain or loss equal to the difference between the sum of the amount of cash and fair market value of any property received on the sale or other disposition and the tax basis in the shares sold or disposed. This capital gain or loss will be long-term if the holding period for the stock sold or disposed is more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. A U.S. holder generally will be subject to information reporting and backup withholding with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, convertible preferred stock or common stock unless:

•                                          the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•                                          within a reasonable period of time, the U.S. holder provides a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from the backup withholding rules.

The amount of any backup withholding from a payment to a U.S. holder generally will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Distributions. The nature of any payment received from us by non-U.S. holders as a distribution generally will be determined by applying the same principles set forth above with respect to U.S. holders. In general, distributions treated as dividends (including certain deemed distributions described above under “Deemed Distributions”) received by non-U.S. holders of the convertible preferred stock or common stock will be subject to a 30% U.S. withholding tax unless (i) an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. holder claiming the benefit of such treaty provides to us or our transfer agent proper I.R.S. documentation or (ii) the dividends are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and the non-U.S. holder provides to us or our transfer agent proper I.R.S. documentation. In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty. Additionally, a non-U.S. holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, such non-U.S. holder may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Conversion. Non-U.S. holders generally will not recognize any gain or loss for U.S. federal income tax purposes upon the conversion of convertible preferred stock into our common stock, except that the fair market value of any shares of common stock attributable to dividend arrearages may be treated as a deemed distribution, taxable as described above under “Distributions”.

Other Sales or Dispositions. Non-U.S. holders generally will not be subject to U.S. federal income tax on any gain realized on a disposition of convertible preferred stock or common stock (including a redemption that is not treated as a distribution) unless:

•                                          the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•                                          the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•                                          we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale or other disposition or the period that such non-U.S. holder held the convertible preferred stock or common stock.

In general, we will be treated as a U.S. real property holding corporation for U.S. federal income tax purposes if the fair market value of our U.S. real property interests equals or exceeds 50% of the total fair market value of our U.S. real property interests, interests in real property located outside the U.S. and other assets used or held in our business. We have not determined whether we are a U.S. real property holding corporation for U.S. federal income tax purposes and there can be no assurances we are not, or will not become, a U.S. real property holding corporation. If we are or become a U.S. real property holding corporation, so long as our common stock continues to be regularly traded on an established securities market, a non-U.S. holder:

•                                          will not be subject to U.S. federal income tax on the disposition of common stock if it holds and has held (at all times during the shorter of the five-year period immediately preceding the date of disposition or the holder’s holding period) not more than 5% of the total outstanding shares of our common stock; and

•                                          will not be subject to U.S. federal income tax on the disposition of convertible preferred stock if it holds and has held (at all times during the shorter of the five-year period immediately preceding the date of disposition or the holder’s holding period) convertible preferred stock with a fair market value that is not more than 5% of the total outstanding shares of the convertible preferred stock.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. holder the amount of distributions qualifying as dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless the holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or the holder otherwise establishes an exemption.

Information reporting, and depending upon the circumstances, backup withholding, will apply to the proceeds of a sale of convertible preferred stock or common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

SELLING STOCKHOLDERS

On September 29, 2006, we issued $75.0 million aggregate principal amount of our convertible notes to ValueAct Capital and MLF Offshore in a private placement exempt from the registration requirements of the Securities Act. On July 1, 2007, MLF Offshore transferred for no value $612,652 principal amount of the convertible notes to its affiliate, MLF Partners 100, L.P., or MLF Partners. We refer to ValueAct Capital, MLF Offshore and MLF Partners collectively in this prospectus as the “selling stockholders.”  On August 23, 2007, our stockholders approved the conversion of the convertible notes into shares of our convertible preferred stock and the related issuances of the convertible preferred stock and common stock. Accordingly, the convertible notes automatically converted into an aggregate of 75,000 shares of convertible preferred stock. In addition, we issued to the selling stockholders an aggregate of 1,794,829 shares of our common stock representing interest payments on the convertible notes from June 1, 2007 to August 23, 2007, the date of conversion.

In accordance with our contractual obligations to the selling stockholders, we have filed this registration statement on Form S-1, of which this prospectus is a part, in order to permit the selling stockholders from time to time to resell to the public these shares of our convertible preferred stock and common stock, as well as the shares of common stock issuable upon conversion of the convertible preferred stock. This prospectus relates to the resale of these shares by the selling stockholders named below. The selling stockholders may sell some, all or none of the convertible preferred stock or common stock offered by this prospectus. The number of shares of convertible preferred stock and common stock that actually may be sold by each selling stockholder will be determined by such selling stockholder.

The following table and the accompanying notes set forth, for each selling stockholder, information regarding the nature of any position, office or other material relationship that the selling stockholder has had with us or our affiliates within the last three years, the beneficial ownership of shares of our convertible preferred stock and common stock by the selling stockholders as the date of this prospectus, the number of shares being offered for resale by each selling stockholder, and the amount to be owned by each selling stockholder after completion of this offering. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within 60 days after the date of this prospectus. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares. None of these selling stockholders are, or are affiliates of, a broker-dealer registered under the Exchange Act.

Other than information regarding the total number of shares outstanding, the information in the following tables and related footnotes has been supplied to us by the selling stockholders, and we have relied on their representations. Information about the selling stockholders may change over time. Any changed information will be set forth in a post-effective amendment of the registration statement or, if permissible, a prospectus supplement to the extent we are advised of such changes. From time to time, additional information concerning ownership of the shares may rest with certain holders not named in the table below and of whom we are unaware. For example, the selling stockholders listed below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of convertible preferred stock and common stock since the date as of which the information in the tables is presented. Consequently, throughout this prospectus, when we refer to the “selling stockholders,” we mean the persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests.

Unless otherwise noted, the information set forth in the following table is based on the following assumptions:

•                  Because each selling stockholder may sell all, some or none of the shares of convertible preferred stock and common stock that each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of convertible preferred stock and common stock that will be held by the selling stockholders upon termination of the offering. Therefore, information regarding beneficial ownership after resale of shares is based on the assumption that each selling stockholder will sell all of the shares of convertible preferred stock and common stock owned by the selling stockholder and covered by the prospectus.

•                  The number of shares of common stock set forth in the table assumes full conversion of all applicable convertible preferred shares at the initial conversion price of $3.00 per share.

•                  This registration statement registers up to $20,250,000 of shares of our common stock that may be issued at our option in respect of accreted but unpaid dividends on the convertible preferred stock. The number of shares issuable in payment of accreted but unpaid dividends is indeterminable at this time because such amount is based on a conversion value equal to the lesser of $2.00 per share or the fair market value per share, which is not fixed until the date of issuance, if any. The number of shares of common stock set forth in the “Shares Offered by this Prospectus” column in the table have been calculated utilizing an assumed conversion price of $0.15 per share, representing the closing sale price of common stock on November 28, 2007, as quoted on the Pink Sheets. Based on this assumed conversion price, we could issue up to 135,000,000 additional shares of common stock in lieu of paying cash dividends upon the preferred stock.

	Shares Beneficially Owned Prior to Offering			Shares Offered by this Prospectus		Shares Beneficially Owned After Offering
			% of					% of
Name of Selling Stockholder	Preferred	Common	Common	Preferred	Common	Preferred	Common	Common

MLF Offshore Portfolio Company, L.P.(1)	14,387	11,957,185	14.83%	14,387	31,041,807	—	6,811,978	8.45%

MLF Partners 100, L.P.(1)	613	503,680	*	613	1,317,158	—	289,922	*

ValueAct Capital Master Fund, L.P.(2)	60,000	28,619,265	29.86%	60,000	129,424,863	—	7,183,402	7.49%

Total	75,000			75,000	161,783,828	—

*                                       Less than 1%

(1)                                The business address for these selling stockholders is 455 N. Indian Rocks Road, Suite B, Belleair Bluffs, Florida 33770. The address and number of shares of SIRVA common stock beneficially owned by MLF Offshore and MLF Partners are based on the Schedule 13D/A jointly filed by them with the SEC on September 4, 2007. The number of shares includes 4,795,666 and 204,333 shares of common stock issuable to MLF Offshore and MLF Partners, respectively, at any time upon conversion, at their respective option, of 14,387 and 613 shares of the convertible preferred stock, respectively. The number of shares also includes 349,541 and 9,425 shares of common stock issued to MLF Offshore and MLF Partners, respectively, on August 23, 2007 for interest that had accrued on their convertible notes prior to their conversion to convertible preferred stock. Each of MLF Offshore, MLF Cayman GP, Ltd. (“MLF Cayman”), the general partner of MLF Offshore, MLF Capital Management, L.P. (“MLF Capital”), the manager and sole shareholder of MLF Cayman, MLF Holdings, LLC (“MLF Holdings”), the general partner of MLF Capital, MLF Investments, LLC (“MLFI”), the investment advisor of MLF Offshore, and Matthew L. Feshbach, the managing member of MLF Holdings and MLFI, has shared voting and dispostive power over the shares held by MLF Offshore. Each of MLF Partners, MLF Capital, the general partner of MLF Partners, MLF Holdings, MLFI, the investment advisor of MLF Partners, and Mr. Feshbach has shared voting and dispositive power over the shares held by MLF Partners.

(2)                                The business address for ValueAct Capital is 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133. The address and number of shares of SIRVA common stock beneficially owned by ValueAct Capital are based on the Schedule 13D/A filed by ValueAct Capital with the SEC on August 29, 2007, the Form 4 filed by Peter H. Kamin on October 3, 2007, the Forms 4 filed by Kelly J. Barlow on October 3, 2007 and November 1, 2007 and the Form 3 filed by Value Act Holdings, L.P. and VA Partners I, LLC on November 19, 2007. The number of shares includes 20,000,000 shares of common stock issuable to ValueAct Capital at any time upon conversion, at its option, of 60,000 shares of the convertible preferred stock, and 1,435,863 shares of common stock issued to ValueAct Capital on August 23, 2007 for interest that had accrued on its convertible notes prior to its conversion to convertible preferred stock. The number of shares also includes 36,857 shares of common stock issuable to Mr. Kamin, a managing member, upon conversion of deferred stock granted to Mr. Kamin for serving on our board of directors, 3,085 shares of common stock issuable to Kelly J. Barlow, a non-managing member, upon conversion of deferred stock granted to Mr. Barlow for serving on our board of directors and 11,560 shares of common stock held by Mr. Barlow. Under agreements with ValueAct Capital, Messrs. Kamin and Barlow are deemed to hold the deferred stock for the benefit of ValueAct Capital, and indirectly for (i) VA Partners, LLC as general partner of ValueAct Capital, (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital and (iii) ValueAct Capital Management, LLC as general partner of  ValueAct Capital Management, L.P.

ValueAct Capital also holds one share of our series A preferred stock, representing all of the outstanding shares thereof. The series A preferred stock is not being sold pursuant to this prospectus. The series A preferred stock entitles ValueAct Capital to appoint two directors to our board, subject to specified conditions. Pursuant to the terms of the series A preferred stock, ValueAct Capital nominated, and our board of directors, elected Kelly J. Barlow and Peter H. Kamin to the board, effective as of September 29, 2006. Mr. Barlow resigned from the board, effective as of April 30, 2007 and was reappointed to the board on September 17, 2007. See “Description of Capital Stock — Preferred Stock.”

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of preferred stock, common stock and common stock issuable upon conversion of preferred stock, on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                  through one or more underwriters on a firm commitment or best efforts basis;

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  though agents;

•                  short sales;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

 The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including the fees and disbursements of counsel to the selling stockholders in an amount not to exceed $50,000. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our convertible preferred stock and common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the convertible preferred stock and the common stock offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of SIRVA, Inc. appearing in SIRVA, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and SIRVA, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of SIRVA, Inc. and its subsidiaries as of December 31, 2005, and for the years ended December 31, 2005 and 2004, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Information in this prospectus updates and supercedes information incorporated by reference that we filed with the SEC before the date of this prospectus. This prospectus incorporates by reference the documents set forth below that we previously have filed with the SEC (Commission File No. 001-31902), which contain important information about us and our financial condition:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on June 29, 2007;

•                  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, filed on July 13, 2007, August 9, 2007, and November 9, 2007, respectively;

•                  Definitive Proxy Statement on Schedule 14A, filed on July 24, 2007;  and

•                  Current Reports on Form 8-K, filed on January 16, 2007, March 14, 2007, March 16, 2007, April 6, 2007, April 20, 2007, May 3, 2007, June 8, 2007, June 22, 2007, July 10, 2007, August 9, 2007, August 24, 2007, September 18, 2007, September 20, 2007, October 5, 2007 and November 20, 2007 (except for any information furnished under Item 2.02 or 7.01 that is not being incorporated).

We will provide without charge to each person, including a beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be addressed to SIRVA, Inc., 700 Oakmont Lane, Westmont, Illinois 60559, Attention: Investor Relations, or by calling 630-570-3000. In addition, the above documents are available on our website at www.sirva.com. Our internet website and the information contained therein or incorporated therein are not intended to be incorporated into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like SIRVA, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) system. The address of this site is http://www.sec.gov.

This prospectus constitutes a part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all the information set forth in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-1 (and any amendments) in the manner described above. You should refer to the applicable exhibit for a complete description of any statement referring to any material contract or other document. Certain information is also incorporated by reference into this prospectus as described under “Incorporation of Certain Documents by Reference.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth costs and expenses payable by us in connection with this offering. All the amounts shown are estimates except the Securities and Exchange Commission, or the SEC, registration fee.

SEC registration fee	$2,898.18
Printing expenses	$20,000.00
Accounting fees and expenses	$45,000.00
Legal fees and expenses	$50,000.00
Transfer agent fees and expenses	$10,000.00
Miscellaneous	$4,000.00
Total	$131,898.18

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

SIRVA’s amended and restated by-laws authorize the indemnification of officers and directors of the corporation consistent with Section 145 of the DGCL, and SIRVA’s restated certificate of incorporation authorizes the indemnification of officers and directors of the corporation to the fullest extent permitted under Delaware law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On September 29, 2006, we sold $75.0 million aggregate principal amount of our 10.0% convertible notes due 2011, pursuant to the terms of a securities purchase agreement, dated as of September 25, 2006, among us, ValueAct Capital Master Fund, L.P., or ValueAct Capital, and MLF Offshore Portfolio Company, L.P., or MLF. ValueAct Capital and MLF are referred to collectively in this registration statement as the “Purchasers.” Pursuant to the terms of the purchase agreement, we also sold to ValueAct Capital one share of our series A preferred stock. Both Purchasers were and are current stockholders of SIRVA. The transaction was effected in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. We used the proceeds from the sale of the convertible notes and series A preferred stock to repay existing debt under our credit facility and for general corporate purposes.

On June 27, 2007, we and the Purchasers amended the terms of the convertible notes. Under the amended notes, interest accrued on the unpaid principal at a rate of 12% per annum, beginning on June 1, 2007, payable in the form of our common stock. No consideration was paid for the amendment.

The notes were convertible into 75,000 shares of our 8.0% convertible perpetual preferred stock upon stockholder approval of the conversion of the notes and related issuance of the convertible preferred stock. On August 23, 2007, our stockholders approved the conversion of the convertible notes into shares of our 8.0% convertible perpetual preferred stock and the related issuances of the convertible perpetual preferred stock and common stock. Accordingly, the notes automatically converted into an aggregate of 75,000 shares of convertible perpetual preferred stock. In addition, we issued to the holders an aggregate of 1,794,829 shares of our common stock representing interest payments on the convertible notes from June 1, 2007 to August 23, 2007, the date of conversion.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following is a list of exhibits filed as part of this registration statement on Form S-1:

Exhibit Number	Description of Document	Method of Filing
(3)	Articles of Incorporation and By-Laws.

3.1	Restated Certificate of Incorporation of SIRVA, Inc.	Previously filed as Exhibit 3.1 to Amendment No. 3 to SIRVA, Inc. Form S-1, filed November 12, 2003 and incorporated herein by reference.

3.2	Certificate of Amendment to the Restated Certificate of Incorporation of SIRVA, Inc.	Previously filed as Exhibit 3.2 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.

3.3	Amended and Restated Certificate of Designations of 8.00% Convertible Perpetual Preferred Stock of SIRVA, Inc.	Previously filed as Exhibit 3.1 to SIRVA, Inc. Form 8-K, filed June 27, 2007 and incorporated herein by reference.

3.4	Certificate of Designations of Series A Preferred Stock of SIRVA, Inc.	Previously filed as Exhibit 3.2 to SIRVA, Inc. Form 8-K, filed September 29, 2006 and incorporated herein by reference.

3.5	Amended and Restated By-Laws of SIRVA, Inc., dated as of December 1, 2003.	Previously filed as Exhibit 3.3 to SIRVA, Inc. Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.

(4)	Instruments Defining the Rights of Security Holders.

4.1	Form of 12.00% Convertible Notes Due June 1, 2011.	Previously filed as Exhibit 4.1 to SIRVA, Inc. Form 8-K, filed June 27, 2007 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
(5)	Opinion Regarding Legality.

5.1	Opinion of Winston & Strawn LLP.	Filed herewith.

(10)	Material Contracts.

10.1	Tax Matters Agreement, dated as of September 14, 1999, between NA Holding Corporation and NFC plc, now known as Exel plc.	Previously filed as Exhibit 10.16 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.2

Credit Agreement, dated as of December 1, 2003, among SIRVA Worldwide, Inc. the foreign subsidiary borrowers from time-to-time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, as administrative agent, Banc of America Securities LLC, as syndication agent and Credit Suisse First Boston, Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as documentation agents, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners.

Previously filed as Exhibit 99.1 to SIRVA, Inc. Form 8-K, filed December 8, 2003 and incorporated herein by reference.

10.3	Guarantee and Collateral Agreement, dated as of December 1, 2003, made by SIRVA, Inc., SIRVA Worldwide, Inc. and certain of its subsidiaries in favor of JP Morgan Chase Bank, as Administrative Agent.	Previously filed as Exhibit 99.2 to SIRVA, Inc. Form 8-K, filed December 8, 2003 and incorporated herein by reference.

10.4(a)

First Amendment, dated as of December 8, 2004 and effective as of December 23, 2004, to Credit Agreement, dated as of December 1, 2003, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto.

Previously filed as Exhibit 99.1 to SIRVA, Inc. Form 8-K, filed December 30, 2004 and incorporated herein by reference.

10.4(b)

Second Amendment, dated as of March 28, 2005, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto.

Previously filed as Exhibit 99.1 to SIRVA, Inc. Form 8-K, filed April 1, 2005 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.4(c)

Third Amendment, dated as of June 29, 2005, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto.

Previously filed as Exhibit 99.2 to SIRVA, Inc. Form 8-K, filed July 1, 2005 and incorporated herein by reference.

10.4(d)

Fourth Amendment, dated as of September 29, 2005, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 99.1 to SIRVA, Inc. Form 8-K, filed October 4, 2005 and incorporated herein by reference.

10.4(e)

Fifth Amendment, dated as of November 14, 2005, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed November 17, 2005 and incorporated herein by reference.

10.4(f)

Sixth Amendment, dated as of March 23, 2006, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed March 29, 2006 and incorporated herein by reference.

10.4(g)

Seventh Amendment, dated as of August 15, 2006, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed August 17, 2006 and incorporated herein by reference.

10.4(h)

Eighth Amendment, dated as of September 29, 2006, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 10.4 to SIRVA, Inc. Form 8-K, filed September 29, 2006 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.4(i)

Ninth Amendment, dated as of June 25, 2007, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed June 27, 2007 and incorporated herein by reference.

10.5

Acknowledgement and Confirmation, dated as of December 8, 2004 and effective as of December 23, 2004, of SIRVA, Inc., SIRVA Worldwide, Inc. and certain of their subsidiaries, with respect to the First Amendment to Credit Agreement.

Previously filed as Exhibit 99.2 to SIRVA, Inc. Form 8-K, filed December 30, 2004 and incorporated herein by reference.

10.6

Indemnification Agreement, dated as of March 30, 1998, among NA Holding Corporation, NA Acquisition Corporation, North American Van Lines, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership.

Previously filed as Exhibit 10.6 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.7	Amended and Restated Consulting Agreement, dated as of January 1, 2001, by and among SIRVA, Inc., North American Van Lines, Inc. and Clayton, Dubilier & Rice, Inc.	Previously filed as Exhibit 10.17 to Amendment No. 1 to North American Van Lines, Inc. Form S-4, filed April 4, 2002 and incorporated herein by reference.

10.8	Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership.	Previously filed as Exhibit 10.8 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.9

Amendment No. 1, dated as of November 19, 1999, to the Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership.

Previously filed as Exhibit 10.9 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.10

Amendment No. 2, dated as of May 30, 2002, to the Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership.

Previously filed as Exhibit 10.20 to SIRVA, Inc. Form S-1, filed August 25, 2003 and incorporated herein by reference.

10.11

Fourth Amended and Restated Warehousing Credit and Security Agreement, dated as of June 1, 2006, by and among SIRVA Mortgage, Inc., the lenders from time to time party thereto, and Washington Mutual Bank, FA, as a lender, lead arranger and agent.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 10-Q for the quarterly period ended June 30, 2006 and incorporated herein by reference.

10.12	First Amendment to Fourth Amended and Restated Warehousing Credit and Security Agreement, dated as of October 25, 2006, by and among SIRVA Mortgage, Inc. and Washington Mutual Bank, FA, as lender.	Previously filed as Exhibit 10.12 to SIRVA, Inc. Form 10-K for the year ended December 31, 2006 and incorporated herein by reference

Exhibit Number	Description of Document	Method of Filing
10.13	Stock Subscription Agreement, dated as of April 12, 2002, between SIRVA, Inc. and Clayton, Dubilier & Rice Fund VI Limited Partnership.	Previously filed as Exhibit 10.22 to Amendment No. 2 to North American Van Lines, Inc. Form S-4, filed May 22, 2002 and incorporated herein by reference.

10.14*	SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan.	Previously filed as Exhibit 4.1 to SIRVA, Inc. Form S-8, filed October 5, 2007 and incorporated herein by reference.

10.15*	Form of Stock Option Agreement under the SIRVA, Inc. Omnibus Stock Incentive Plan.	Previously filed as Exhibit 10.43 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.
10.16*	SIRVA, Inc. Stock Incentive Plan.	Previously filed as Exhibit 10.45 to SIRVA, Inc. Form S-1, filed August 25, 2003 and incorporated herein by reference.

10.17*	First Amendment to the SIRVA, Inc. Stock Incentive Plan.	Previously filed as Exhibit 10.45 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.

10.18*	Form of Management Stock Subscription Agreement for SIRVA, Inc.	Previously filed as Exhibit 10.13 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.19	Form of Other Investor Stock Subscription Agreement for SIRVA, Inc.	Previously filed as Exhibit 10.48 to SIRVA, Inc. Form S-1, filed August 25, 2003 and incorporated herein by reference.

10.20*	Form of Management Stock Option Agreement for SIRVA, Inc.	Previously filed as Exhibit 10.14 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.21*	SIRVA, Inc. Directors Compensation Plan.	Previously filed as Exhibit 10.50 to SIRVA, Inc. Form S-1, filed August 25, 2003 and incorporated herein by reference.

10.22*	First Amendment to the SIRVA, Inc. Directors Compensation Plan.	Previously filed as Exhibit 10.50 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.

10.23*	Form of Directors Award Agreement under the SIRVA, Inc. Directors Compensation Plan.	Previously filed as Exhibit 10.24 to North American Van Lines, Inc. Form S-4, filed June 18, 2002 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.24*	SIRVA, Inc. Directors Compensation Policy, as amended and restated as of March 8, 2007.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed March 14, 2007 and incorporated herein by reference.

10.25*	SIRVA, Inc. Management Incentive Plan, as amended and restated as of March 31, 2007.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed April 6, 2007 and incorporated herein by reference.

10.26(a)*	SIRVA, Inc. 2006 Management Incentive Plan.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed June 13, 2006 and incorporated herein by reference.

10.26(b)*	Annex A to the SIRVA, Inc. Management Incentive Plan (2007).	Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed April 6, 2007 and incorporated herein by reference.

10.27(a)*	Letter Agreement, dated as of July 8, 2002, by and between SIRVA, Inc. and Brian P. Kelley.	Previously filed as Exhibit 10.54 to SIRVA, Inc. Form S-1, filed August 25, 2003 and incorporated herein by reference.

10.27(b)*	Amendment No. 1 to the Employment Agreement, dated as of November 19, 2003, by and between SIRVA, Inc. and Brian P. Kelley.	Previously filed as Exhibit 10.54 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.

10.28(a)*	Letter, dated March 18, 2004, from SIRVA, Inc. to Michael McMahon, with respect to offer of employment.	Previously filed as Exhibit 10.3 to SIRVA, Inc. Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

10.28(b)*	Amendment to Letter Agreement, dated June 7, 2007, from SIRVA, Inc. to Michael McMahon.	Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed June 8, 2007 and incorporated herein by reference.

10.29*	Letter Agreement, effective as of September 15, 2005, by and between SIRVA, Inc. and Timothy D. Callahan.	Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed September 21, 2005 and incorporated herein by reference.

10.30*	Employment Agreement, effective as of January 1, 2005, between SIRVA UK Limited and Kevin D. Pickford.	Previously filed as Exhibit 10.65 to SIRVA, Inc. Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

10.31(a)*	Employment Agreement dated as of December 13, 2005 between SIRVA, Inc. and J. Michael Kirksey.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed December 6, 2005 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.31(b)*	General Release & Separation Agreement, dated as of July 3, 2007, between SIRVA, Inc. and J. Michael Kirksey.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed July 10, 2007 and incorporated herein by reference.

10.32*	Employment Agreement, dated as of January 23, 2006, between SIRVA, Inc. and Eryk J. Spytek.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed January 27, 2006 and incorporated herein by reference.

10.33*	Letter Agreement, dated November 7, 2007, from SIRVA, Inc. to James J. Bresingham.	Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 10-Q, for the quarterly period ended September 30, 2007 and incorporated herein by reference.

10.34*	Letter Agreement, dated August 24, 2007, from SIRVA, Inc. to Daniel P. Mullin.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed August 24, 2007 and incorporated herein by reference.

10.35*	Form of Restricted Stock Agreement under the SIRVA, Inc. Omnibus Stock Incentive Plan.	Previously filed as Exhibit 10.61 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.

10.36*	Letter Agreement, dated September 17, 2007, from SIRVA, Inc. to Robert W. Tieken.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-k filed September 20, 2007 and incorporated herein by reference.

10.37*	Form Of Stock Option Agreement with two year vesting under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.8 to SIRVA, Inc. Form 10-Q for the quartely period ended September 30, 2007 and incorporated herein by reference.

10.38*	Form Of Stock Option Agreement with four-year vesting under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.9 to SIRVA, Inc. Form 10-Q for the quartely period ended September 30, 2007 and incorporated herein by reference.

10.39*	Form of Stock Option Agreement for UK recipients with two year vesting under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.10 to SIRVA, Inc. Form 10-Q for the quartely period ended September 30, 2007 and incorporated herein by reference.

10.40*	Form of Stock Option Agreement for UK recipients with four year vesting under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.11 to SIRVA, Inc. Form 10-Q for the quartely period ended September 30, 2007 and incorporated herein by reference.

10.41*	Form of Restricted Stock Agreement under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.12 toSIRVA, Inc. Form 10-Q for the quartely period ended September 30, 2007 and incorporated herein by reference.

10.42*	Form of Restricted Stock Agreement for UK recipients under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.13 to SIRVA, Inc. Form 10-Q for the quartely period ended September 30, 2007 and incorporated herein by reference.

10.43(a)

Second Amended and Restated Receivables Sale Agreement, dated as of December 22, 2006, among SIRVA Relocation Credit LLC, as seller, SIRVA Relocation LLC, Executive Relocation Corporation and SIRVA Global Relocation, Inc., as servicers and originators, the Purchasers party thereto, and LaSalle Bank National Association, as agent.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed December 29, 2006 and incorporated herein by reference.

10.43(b)

First Amendment to Second Amended and Restated Receivables Sale Agreement, dated as of June 26, 2007, among SIRVA Relocation Credit, LLC, as seller, SIRVA Relocation LLC, Executive Relocation Corporation and SIRVA Global Relocation, Inc., as servicers and originators, the Purchasers party thereto and LaSalle Bank National Association, as agent.

Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed June 27, 2007 and incorporated herein by reference.

10.44

Second Amended and Restated Purchase and Sale Agreement, dated as of December 22, 2006, among SIRVA Relocation Credit LLC, SIRVA Relocation LLC, Executive Relocation Corporation and SIRVA Global Relocation, Inc.

Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed December 29, 2006 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.45(a)	Registration Rights Agreement, dated as of September 29, 2006, among SIRVA, Inc., ValueAct Capital Master Fund, L.P. and MLF Offshore Portfolio Company, L.P.	Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed September 29, 2006 and incorporated herein by reference.

10.45(b)	Amendment No. 1 to Registration Rights Agreement, dated as of June 27, 2007, by and among SIRVA, Inc., ValueAct Capital Master Fund, L.P. and MLF Offshore Portfolio Company, L.P.	Previously filed as Exhibit 10.3 to SIRVA, Inc. Form 8-K, filed June 27, 2007 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.46(a)

Voting Agreement, dated as of September 29, 2006, among ValueAct Capital Master Fund, L.P., MLF Offshore Portfolio Company, L.P., Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership.

Previously filed as Exhibit 10.3 to SIRVA, Inc. Form 8-K, filed September 29, 2006 and incorporated herein by reference.

10.46(b)

Amendment to Voting Agreement, dated as of October 10, 2006, among ValueAct Capital Master Fund, L.P., MLF Offshore Portfolio Company, L.P., Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership.

Previously filed as Exhibit 10.46(b) of SIRVA, Inc. Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.

10.47

Settlement Agreement, dated as of April 27, 2007, among SIRVA, Inc., Allied Van Lines, Inc., North American Van Lines, Inc., Global Van Lines, Inc., TFC, Inc., and Owner-Operator Independent Drivers Association, Inc., et al.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 10-Q for the quarterly period ended June 30, 2007 and incorporated herein by reference.

10.48

Settlement Agreement, dated June 22, 2007, among Central Laborers’ Pension Fund, SIRVA, Inc., Brian P. Kelley, Joan E. Ryan, James W. Rogers, Richard J. Schnall, Carl T. Stocker, Credit Suisse First Boston LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, PricewaterhouseCoopers LLP, and Clayton Dubilier & Rice, Inc.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed June 22, 2007 and incorporated herein by reference.

10.49

Amended and Restated Agreement, dated April 20, 2007, by and among North American International Holding Corporation, SIRVA Holdings Limited, Pierre Finance Nederland Renting BV, Allied Arthur Pierre NV, SIRVA Worldwide, Inc., Transeuro Amertrans International Holdings BV, Smit Matrix BV and Zenic International Holdings Limited.

Previously filed as Exhibit 10.4 to SIRVA, Inc. Form 10-Q for the quarterly period ended March 31, 2007 and incorporated herein by reference.

10.50	Purchase Agreement, dated as of September 21, 2005 by and among SIRVA, Inc., SIRVA Worldwide, Inc., North American Van Lines, Inc., Allied Van Lines, Inc. and IAT Reinsurance Company Ltd.	Previously filed as Exhibit 2.1 to SIRVA, Inc. Form 8-K, filed September 27, 2005 and incorporated herein by reference.

(14)	Code of Ethics.

14.1	2004 SIRVA, Inc. Guide to the Code of Business Conduct.	Previously filed as Exhibit 14.2 of SIRVA, Inc. Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

(21)	Subsidiaries of the Registrant.

21.1	List of Subsidiaries of SIRVA, Inc.	Previously filed as Exhibit 21.1 of SIRVA, Inc. Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.

(23)	Consents

Exhibit Number	Description of Document	Method of Filing
23.1	Consent of Ernst & Young LLP.	Filed herewith.

23.2	Consent of PricewaterhouseCoopers LLP.	Filed herewith.

23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1).	Filed herewith.

(24)	Power of Attorney.

24.1	Power of Attorney.	Filed herewith.

* Management contract or compensatory plan or arrangement.

ITEM 17. UNDERTAKINGS

(a)                                                        The undersigned registrant hereby undertakes:

(1)                                To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                             To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)                                That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                    If the registrant is relying on Rule 430B:

(A)                             Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                               Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                 If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)                                                        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westmont, State of Illinois, on November 30, 2007.

SIRVA, INC.

By:	/s/ Robert W. Tieken
Name: Robert W. Tieken
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities stated and on the dates indicated.

/s/ Robert W. Tieken	Director, President and Chief Executive Officer	November 30, 2007
Robert W. Tieken	(principal executive officer)

/s/ James J. Bresingham	Senior Vice President and Chief Financial Officer	November 30, 2007
James J. Bresingham	(principal financial officer)

/s/ Daniel P. Mullin	Chief Accounting Officer	November 30, 2007
Daniel P. Mullin	(principal accounting officer)

/s/ John R. Miller*	Director	November 30, 2007
John R. Miller

/s/ Kelly J. Barlow*	Director	November 30, 2007
Kelly J. Barlow

/s/ Frederic F. Brace*	Director	November 30, 2007
Frederic F. Brace

/s/ Robert J. Dellinger*	Director	November 30, 2007
Robert J. Dellinger

/s/ Thomas E. Ireland*	Director	November 30, 2007
Thomas E. Ireland

/s/ Peter H. Kamin*	Director	November 30, 2007
Peter H. Kamin

/s/ General Sir Jeremy Mackenzie*	Director	November 30, 2007
General Sir Jeremy Mackenzie

/s/ Joseph A. Smialowski*	Director	November 30, 2007
Joseph A. Smialowski

* By:

/s/ Robert W. Tieken
Robert W. Tieken
Attorney-in-fact

Exhibits

Exhibit Number	Description of Document	Method of Filing
(3)	Articles of Incorporation and By-Laws.

3.1	Restated Certificate of Incorporation of SIRVA, Inc.	Previously filed as Exhibit 3.1 to Amendment No. 3 to SIRVA, Inc. Form S-1, filed November 12, 2003 and incorporated herein by reference.

3.2	Certificate of Amendment to the Restated Certificate of Incorporation of SIRVA, Inc.	Previously filed as Exhibit 3.2 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.

3.3	Amended and Restated Certificate of Designations of 8.00% Convertible Perpetual Preferred Stock of SIRVA, Inc.	Previously filed as Exhibit 3.1 to SIRVA, Inc. Form 8-K, filed June 27, 2007 and incorporated herein by reference.

3.4	Certificate of Designations of Series A Preferred Stock of SIRVA, Inc.	Previously filed as Exhibit 3.2 to SIRVA, Inc. Form 8-K, filed September 29, 2006 and incorporated herein by reference.

3.5	Amended and Restated By-Laws of SIRVA, Inc., dated as of December 1, 2003.	Previously filed as Exhibit 3.3 to SIRVA, Inc. Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.

(4)	Instruments Defining the Rights of Security Holders.

4.1	Form of 12.00% Convertible Notes Due June 1, 2011.	Previously filed as Exhibit 4.1 to SIRVA, Inc. Form 8-K, filed June 27, 2007 and incorporated herein by reference.

(5)	Opinion Regarding Legality.

5.1	Opinion of Winston & Strawn LLP.	Filed herewith.

(10)	Material Contracts.

10.1	Tax Matters Agreement, dated as of September 14, 1999, between NA Holding Corporation and NFC plc, now known as Exel plc.	Previously filed as Exhibit 10.16 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.2

Credit Agreement, dated as of December 1, 2003, among SIRVA Worldwide, Inc. the foreign subsidiary borrowers from time-to-time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, as administrative agent, Banc of America Securities LLC, as syndication agent and Credit Suisse First Boston, Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as documentation agents, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners.

Previously filed as Exhibit 99.1 to SIRVA, Inc. Form 8-K, filed December 8, 2003 and incorporated herein by reference.

10.3	Guarantee and Collateral Agreement, dated as of December 1, 2003, made by SIRVA, Inc., SIRVA Worldwide, Inc. and certain of its subsidiaries in favor of JP Morgan Chase Bank, as Administrative Agent.	Previously filed as Exhibit 99.2 to SIRVA, Inc. Form 8-K, filed December 8, 2003 and incorporated herein by reference.

10.4(a)

First Amendment, dated as of December 8, 2004 and effective as of December 23, 2004, to Credit Agreement, dated as of December 1, 2003, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto.

Previously filed as Exhibit 99.1 to SIRVA, Inc. Form 8-K, filed December 30, 2004 and incorporated herein by reference.

10.4(b)

Second Amendment, dated as of March 28, 2005, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto.

Previously filed as Exhibit 99.1 to SIRVA, Inc. Form 8-K, filed April 1, 2005 and incorporated herein by reference.

10.4(c)

Third Amendment, dated as of June 29, 2005, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto.

Previously filed as Exhibit 99.2 to SIRVA, Inc. Form 8-K, filed July 1, 2005 and incorporated herein by reference.

10.4(d)

Fourth Amendment, dated as of September 29, 2005, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 99.1 to SIRVA, Inc. Form 8-K, filed October 4, 2005 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.4(e)

Fifth Amendment, dated as of November 14, 2005, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed November 17, 2005 and incorporated herein by reference.

10.4(f)

Sixth Amendment, dated as of March 23, 2006, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed March 29, 2006 and incorporated herein by reference.

10.4(g)

Seventh Amendment, dated as of August 15, 2006, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed August 17, 2006 and incorporated herein by reference.

10.4(h)

Eighth Amendment, dated as of September 29, 2006, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 10.4 to SIRVA, Inc. Form 8-K, filed September 29, 2006 and incorporated herein by reference.

10.4(i)

Ninth Amendment, dated as of June 25, 2007, to the Credit Agreement, dated as of December 1, 2003, as amended, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the other agents parties thereto.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed June 27, 2007 and incorporated herein by reference.

10.5

Acknowledgement and Confirmation, dated as of December 8, 2004 and effective as of December 23, 2004, of SIRVA, Inc., SIRVA Worldwide, Inc. and certain of their subsidiaries, with respect to the First Amendment to Credit Agreement.

Previously filed as Exhibit 99.2 to SIRVA, Inc. Form 8-K, filed December 30, 2004 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.6

Indemnification Agreement, dated as of March 30, 1998, among NA Holding Corporation, NA Acquisition Corporation, North American Van Lines, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership.

Previously filed as Exhibit 10.6 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.7	Amended and Restated Consulting Agreement, dated as of January 1, 2001, by and among SIRVA, Inc., North American Van Lines, Inc. and Clayton, Dubilier & Rice, Inc.	Previously filed as Exhibit 10.17 to Amendment No. 1 to North American Van Lines, Inc. Form S-4, filed April 4, 2002 and incorporated herein by reference.

10.8	Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership.	Previously filed as Exhibit 10.8 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.9

Amendment No. 1, dated as of November 19, 1999, to the Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership.

Previously filed as Exhibit 10.9 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.10

Amendment No. 2, dated as of May 30, 2002, to the Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership.

Previously filed as Exhibit 10.20 to SIRVA, Inc. Form S-1, filed August 25, 2003 and incorporated herein by reference.

10.11

Fourth Amended and Restated Warehousing Credit and Security Agreement, dated as of June 1, 2006, by and among SIRVA Mortgage, Inc., the lenders from time to time party thereto, and Washington Mutual Bank, FA, as a lender, lead arranger and agent.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 10-Q for the quarterly period ended June 30, 2006 and incorporated herein by reference.

10.12	First Amendment to Fourth Amended and Restated Warehousing Credit and Security Agreement, dated as of October 25, 2006, by and among SIRVA Mortgage, Inc. and Washington Mutual Bank, FA, as lender.	Previously filed as Exhibit 10.12 to SIRVA, Inc. Form 10-K for the year ended December 31, 2006 and incorporated herein by reference

10.13	Stock Subscription Agreement, dated as of April 12, 2002, between SIRVA, Inc. and Clayton, Dubilier & Rice Fund VI Limited Partnership.	Previously filed as Exhibit 10.22 to Amendment No. 2 to North American Van Lines, Inc. Form S-4, filed May 22, 2002 and incorporated herein by reference.

10.14*	SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan.	Previously filed as Exhibit 4.1 to SIRVA, Inc. Form S-8, filed October 5, 2007 and incorporated herein by reference.

10.15*	Form of Stock Option Agreement under the SIRVA, Inc. Omnibus Stock Incentive Plan.	Previously filed as Exhibit 10.43 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.16*	SIRVA, Inc. Stock Incentive Plan.	Previously filed as Exhibit 10.45 to SIRVA, Inc. Form S-1, filed August 25, 2003 and incorporated herein by reference.

10.17*	First Amendment to the SIRVA, Inc. Stock Incentive Plan.	Previously filed as Exhibit 10.45 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.

10.18*	Form of Management Stock Subscription Agreement for SIRVA, Inc.	Previously filed as Exhibit 10.13 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.19	Form of Other Investor Stock Subscription Agreement for SIRVA, Inc.	Previously filed as Exhibit 10.48 to SIRVA, Inc. Form S-1, filed August 25, 2003 and incorporated herein by reference.

10.20*	Form of Management Stock Option Agreement for SIRVA, Inc.	Previously filed as Exhibit 10.14 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.21*	SIRVA, Inc. Directors Compensation Plan.	Previously filed as Exhibit 10.50 to SIRVA, Inc. Form S-1, filed August 25, 2003 and incorporated herein by reference.

10.22*	First Amendment to the SIRVA, Inc. Directors Compensation Plan.	Previously filed as Exhibit 10.50 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.

10.23*	Form of Directors Award Agreement under the SIRVA, Inc. Directors Compensation Plan.	Previously filed as Exhibit 10.24 to North American Van Lines, Inc. Form S-4, filed June 18, 2002 and incorporated herein by reference.

10.24*	SIRVA, Inc. Directors Compensation Policy, as amended and restated as of March 8, 2007.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed March 14, 2007 and incorporated herein by reference.

10.25*	SIRVA, Inc. Management Incentive Plan, as amended and restated as of March 31, 2007.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed April 6, 2007 and incorporated herein by reference.

10.26(a)*	SIRVA, Inc. 2006 Management Incentive Plan.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed June 13, 2006 and incorporated herein by reference.

10.26(b)*	Annex A to the SIRVA, Inc. Management Incentive Plan (2007).	Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed April 6, 2007 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.27(a)*	Letter Agreement, dated as of July 8, 2002, by and between SIRVA, Inc. and Brian P. Kelley.	Previously filed as Exhibit 10.54 to SIRVA, Inc. Form S-1, filed August 25, 2003 and incorporated herein by reference.

10.27(b)*	Amendment No. 1 to the Employment Agreement, dated as of November 19, 2003, by and between SIRVA, Inc. and Brian P. Kelley.	Previously filed as Exhibit 10.54 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.

10.28(a)*	Letter, dated March 18, 2004, from SIRVA, Inc. to Michael McMahon, with respect to offer of employment.	Previously filed as Exhibit 10.3 to SIRVA, Inc. Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

10.28(b)*	Amendment to Letter Agreement, dated June 7, 2007, from SIRVA, Inc. to Michael McMahon.	Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed June 8, 2007 and incorporated herein by reference.

10.29*	Letter Agreement, effective as of September 15, 2005, by and between SIRVA, Inc. and Timothy D. Callahan.	Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed September 21, 2005 and incorporated herein by reference.

10.30*	Employment Agreement, effective as of January 1, 2005, between SIRVA UK Limited and Kevin D. Pickford.	Previously filed as Exhibit 10.65 to SIRVA, Inc. Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

10.31(a)*	Employment Agreement dated as of December 13, 2005 between SIRVA, Inc. and J. Michael Kirksey.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed December 6, 2005 and incorporated herein by reference.

10.31(b)*	General Release & Separation Agreement, dated as of July 3, 2007, between SIRVA, Inc. and J. Michael Kirksey.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed July 10, 2007 and incorporated herein by reference.

10.32*	Employment Agreement, dated as of January 23, 2006, between SIRVA, Inc. and Eryk J. Spytek.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed January 27, 2006 and incorporated herein by reference.

10.33*	Letter Agreement, dated November 7, 2007, from SIRVA, Inc. to James J. Bresingham.	Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 10-Q, for the quarterly period ended September 30, 2007 and incorporated herein by reference.

10.34*	Letter Agreement, dated August 24, 2007, from SIRVA, Inc. to Daniel P. Mullin.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed August 24, 2007 and incorporated herein by reference.

10.35*	Form of Restricted Stock Agreement under the SIRVA, Inc. Omnibus Stock Incentive Plan.	Previously filed as Exhibit 10.61 to Amendment No. 5 to SIRVA, Inc. Form S-1, filed November 20, 2003 and incorporated herein by reference.

10.36*	Letter Agreement, dated September 17, 2007, from SIRVA, Inc. to Robert W. Tieken.	Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-k filed September 20, 2007 and incorporated herein by reference.

10.37*	Form Of Stock Option Agreement with two year vesting under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.8 to SIRVA, Inc. Form 10-Q for the quarterly period ended September 30, 2007 and incorporated herein by reference.

10.38*	Form Of Stock Option Agreement with four-year vesting under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.9 to SIRVA, Inc. Form 10-Q for the quarterly period ended September 30, 2007 and incorporated herein by reference.

10.39*	Form of Stock Option Agreement for UK recipients with two year vesting under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.10 to SIRVA, Inc. Form 10-Q for the quarterly period ended September 30, 2007 and incorporated herein by reference.

10.40*	Form of Stock Option Agreement for UK recipients with four year vesting under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.11 to SIRVA, Inc. Form 10-Q for the quarterly period ended September 30, 2007 and incorporated herein by reference.

10.41*	Form of Restricted Stock Agreement under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.12 to SIRVA, Inc. Form 10-Q for the quarterly period ended September 30, 2007 and incorporated herein by reference.

10.42*	Form of Restricted Stock Agreement for UK recipients under the SIRVA, Inc. Amended and Restated Omnibus Stock Incentive Plan	Previously filed as Exhibit 10.13 to SIRVA, Inc. Form 10-Q for the quarterly period ended September 30, 2007 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.43(a)

Second Amended and Restated Receivables Sale Agreement, dated as of December 22, 2006, among SIRVA Relocation Credit LLC, as seller, SIRVA Relocation LLC, Executive Relocation Corporation and SIRVA Global Relocation, Inc., as servicers and originators, the Purchasers party thereto, and LaSalle Bank National Association, as agent.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed December 29, 2006 and incorporated herein by reference.

10.43(b)

First Amendment to Second Amended and Restated Receivables Sale Agreement, dated as of June 26, 2007, among SIRVA Relocation Credit, LLC, as seller, SIRVA Relocation LLC, Executive Relocation Corporation and SIRVA Global Relocation, Inc., as servicers and originators, the Purchasers party thereto and LaSalle Bank National Association, as agent.

Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed June 27, 2007 and incorporated herein by reference.

10.44

Second Amended and Restated Purchase and Sale Agreement, dated as of December 22, 2006, among SIRVA Relocation Credit LLC, SIRVA Relocation LLC, Executive Relocation Corporation and SIRVA Global Relocation, Inc.

Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed December 29, 2006 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.45(a)	Registration Rights Agreement, dated as of September 29, 2006, among SIRVA, Inc., ValueAct Capital Master Fund, L.P. and MLF Offshore Portfolio Company, L.P.	Previously filed as Exhibit 10.2 to SIRVA, Inc. Form 8-K, filed September 29, 2006 and incorporated herein by reference.

10.45(b)	Amendment No. 1 to Registration Rights Agreement, dated as of June 27, 2007, by and among SIRVA, Inc., ValueAct Capital Master Fund, L.P. and MLF Offshore Portfolio Company, L.P.	Previously filed as Exhibit 10.3 to SIRVA, Inc. Form 8-K, filed June 27, 2007 and incorporated herein by reference.

10.46(a)

Voting Agreement, dated as of September 29, 2006, among ValueAct Capital Master Fund, L.P., MLF Offshore Portfolio Company, L.P., Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership.

Previously filed as Exhibit 10.3 to SIRVA, Inc. Form 8-K, filed September 29, 2006 and incorporated herein by reference.

10.46(b)

Amendment to Voting Agreement, dated as of October 10, 2006, among ValueAct Capital Master Fund, L.P., MLF Offshore Portfolio Company, L.P., Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership.

Previously filed as Exhibit 10.46(b) of SIRVA, Inc. Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.

10.47

Settlement Agreement, dated as of April 27, 2007, among SIRVA, Inc., Allied Van Lines, Inc., North American Van Lines, Inc., Global Van Lines, Inc., TFC, Inc., and Owner-Operator Independent Drivers Association, Inc., et al.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 10-Q for the quarterly period ended June 30, 2007 and incorporated herein by reference.

Exhibit Number	Description of Document	Method of Filing
10.48

Settlement Agreement, dated June 22, 2007, among Central Laborers’ Pension Fund, SIRVA, Inc., Brian P. Kelley, Joan E. Ryan, James W. Rogers, Richard J. Schnall, Carl T. Stocker, Credit Suisse First Boston LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, PricewaterhouseCoopers LLP, and Clayton Dubilier & Rice, Inc.

Previously filed as Exhibit 10.1 to SIRVA, Inc. Form 8-K, filed June 22, 2007 and incorporated herein by reference.

10.49

Amended and Restated Agreement, dated April 20, 2007, by and among North American International Holding Corporation, SIRVA Holdings Limited, Pierre Finance Nederland Renting BV, Allied Arthur Pierre NV, SIRVA Worldwide, Inc., Transeuro Amertrans International Holdings BV, Smit Matrix BV and Zenic International Holdings Limited.

Previously filed as Exhibit 10.4 to SIRVA, Inc. Form 10-Q for the quarterly period ended March 31, 2007 and incorporated herein by reference.

10.50	Purchase Agreement, dated as of September 21, 2005 by and among SIRVA, Inc., SIRVA Worldwide, Inc., North American Van Lines, Inc., Allied Van Lines, Inc. and IAT Reinsurance Company Ltd.	Previously filed as Exhibit 2.1 to SIRVA, Inc. Form 8-K, filed September 27, 2005 and incorporated herein by reference.

(14)	Code of Ethics.

14.1	2004 SIRVA, Inc. Guide to the Code of Business Conduct.	Previously filed as Exhibit 14.2 of SIRVA, Inc. Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

(21)	Subsidiaries of the Registrant.

21.1	List of Subsidiaries of SIRVA, Inc.	Previously filed as Exhibit 21.1 of SIRVA, Inc. Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.

(23)	Consents

23.1	Consent of Ernst & Young LLP.	Filed herewith.

23.2	Consent of PricewaterhouseCoopers LLP.	Filed herewith.

23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1).	Filed herewith.

(24)	Power of Attorney.

24.1	Power of Attorney.	Filed herewith.

* Management contract or compensatory plan or arrangement.